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                            WASHINGTON, D.C.  20549

                               _________________

                         AMENDMENT NUMBER 1 TO FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
              PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                               _________________

                           CITIZENS HOLDING COMPANY


          Mississippi                      64-0666512
          521 Main Street
          Philadelphia, Mississippi        39350

      Registrant's Telephone Number, including area code: (601) 656-4692

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered         Name of each exchange on which
                                                each class is to be registered

               None                                           None

       Securities to be registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $.20 PAR VALUE PER SHARE
                               (Title of Class)
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ITEM 1.  BUSINESS

     GENERAL

     Citizens Holding Company (the "Corporation") is a one-bank holding company that holds 113,203 or 96.59% of the outstanding shares of The Citizens Bank of Philadelphia, Mississippi (the "Bank"). The Corporation was incorporated under Mississippi law on February 16, 1982, at the direction of the Board of Directors of the Bank in order to facilitate the Bank's adoption of a one-bank holding company structure. The Corporation offered one share of common stock and four $5 debentures for each share of Bank stock. At this initial offering, 99,825 shares or 85.17% of the outstanding shares were exchanged for Corporation shares. Subsequent to the initial offering, the Corporation has purchased 13,378 shares to increase the number of shares owned to the current level.
Prior to its acquisition of the Bank's stock, the Corporation conducted no business or operations. The Corporation's principal office is located at 521 Main Street, Philadelphia, Mississippi 39350 and its telephone number is (601) 656-4692.

     As a bank holding company, the Corporation engages in commercial banking through its sole banking subsidiary and may engage in certain non-banking activities closely related to banking and own certain other business corporations that are not banks, subject to applicable laws and regulations. All references hereinafter to the activities or operations of the Corporation reflect the Corporation's acting or operating through the Bank.

     The Bank was opened on February 8, 1908 as The First National Bank of Philadelphia with $50,000 in capital and a $5,000 surplus. In 1917 the Bank surrendered its national charter and obtained a state charter at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. The Bank's principal executive offices are also located at 521 Main Street, Philadelphia, Mississippi 39350, and its telephone number is (601) 656-4692. At December 31, 1998, the Bank was the largest bank headquartered in Neshoba County with total assets of $333,027,000 and total deposits of $282,520,000.

     OPERATIONS

     The Corporation, through the Bank, engages in a wide range of commercial and personal banking activities, including accepting demand deposits (including Now and Money Market Accounts), accepting savings and time deposit accounts, making secured and unsecured loans to corporations, individuals and others, issuing letters of credit, originating mortgage loans, and providing personal and corporate trust services.

     The Corporation's lending services include commercial, real estate, installment (direct and indirect), and credit card loans. Revenues from the Corporation's lending activities constitute the largest component of the Corporation's operating revenues.

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     The loan portfolio constituted 69.17% of the earning assets of the
Corporation at December 31, 1998 and has in the opinion of management historically produced the highest interest rate spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit which exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various Bank directors, including the Chairman. All aggregate credits that exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment and experience of its members.

     The Corporation's primary lending area generally includes East Central Mississippi, specifically Neshoba, Newton, Leake, Scott, Attala and Kemper counties and contiguous counties. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

     This six county area is mainly rural with Philadelphia at 7,000 in population being the largest city. Agriculture and some light industry are a big part of the economy of this area. The largest employer in the Corporation's service area is the Mississippi Band of Choctaw Indians with their schools, manufacturing plants and their main source of income, The Silverstar Casino and Resort (the "Casino"). The Casino, and its related services employs approximately 2,500 people from the Corporation's service area. Understandably unemployment in the six county area is consistently among the lowest in the state.

     The Corporation has in the past and intends to continue to make most types of real estate loans including but not limited to single and multi-family housing, farm loans, residential and commercial construction loans and loans for commercial real estate. At the end of 1998 the Corporation had 28.73% of the loan portfolio in single family and multifamily housing, 15.75% in non-farm, non-residential loans, 13.21% in farm related real estate loans and 3.11% in real estate construction loans.

     The Corporation's loan portfolio includes commercial, industrial and agricultural production loans totaling 15.34% of the portfolio at year-end 1998. Consumer loans make up approximately 22.74% of the total loan portfolio. Consumer loans include loans for household expenditures, car loans, credit card loans, student loans and other loans to individuals. While this category has experienced a greater percentage of charge-offs than the other classifications, the Corporation is committed to continue to lend this type of loan to fill the needs of the Corporation's customer base.

     All loans in the Corporation's portfolio are subject to risk from the state of the economy in the Corporation's area and also that of the nation. Since the Corporation's local economy has been strong and unemployment is at historic lows, general risk levels would also be considered

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to be low. The Corporation has used and continues to use conservative Loan-to-
Value ratios and thorough credit evaluation to lessen the risk on all types of loans. The use of conservative appraisals has also reduced exposure on real estate loans. Thorough credit checks and evaluation of past internal credit history has helped to reduce the amount of risk related to consumer loans. Government guarantees of loans are used when appropriate. Commercial loans are evaluated by collateral value and ability to service debt. Businesses seeking loans must have a good product line and sales, responsible management, manageable debt load and a product that is not adversely affected by downturns in the economy.

     The Corporation provides a wide range of personal and corporate trusts and trust-related services, including serving as executor of estates, as trustee under testamentary and inter vivos trusts and various pension and other employee benefit plans, as guardian of the estates of minors and incompetents, and as escrow agent under various agreements.

     The Corporation offers discount brokerage services through First Tennessee Bank.

     The Corporation is continually introducing new products and services as permitted by the regulatory authorities and desired by the public. In late 1997, the Corporation completed construction on a new branch building in Kosciusko, Mississippi. This full service facility was opened in early 1998 and allows the Corporation to compete with other banks in this area. In 1996 the Corporation opened the new Westside building in Philadelphia, Mississippi. This building replaced a smaller drive-up facility. The Corporation began a VISA Checkcard program in early 1997 to provide its customers with access to their checking account 24 hours a day from all locations that accept VISA cards. This, in conjunction with the Corporation's 24 Hour Phone Teller, allows the Corporation's customers to have easy and convenient access to their funds and account balances 24 hours a day, 7 days a week. Customers may also access their accounts via the Internet (http:\\www.thecitizensbankphila.com). This website provides the Corporation's customers the ability to review their accounts in detail, make transfers between their accounts, and pay bills from anywhere in the world. The Bank also has three automated teller machines available to its customers 24 hours a day, 7 days a week.

     EMPLOYEES

     The Corporation has no compensated employees. At December 31, 1998, the Bank employed 131 full-time employees and 31 part-time employees. The Bank is not a party to any collective bargaining agreements, and employee relations are considered to be good.

     SUPERVISION AND REGULATION

     The Bank is chartered under the banking laws of the State of Mississippi and is subject to the supervision of, and is regularly examined by, the Department of Banking and Consumer Finance and the FDIC. The Corporation is a registered bank holding company within the meaning of the Bank Holding Company Act ("BHC Act"), and is subject to the supervision of the Federal

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Reserve Board ("FRB"). Certain legislation and regulations affecting the businesses of the Corporation and the Bank are discussed below.

     GENERAL. As a bank holding company, the Corporation is subject to the BHC Act. The Corporation reports to, registers with, and is examined by the FRB. The FRB also has the authority to examine the Corporation's subsidiaries which includes the Bank.

     The FRB requires the Corporation to maintain certain levels of capital. The FRB also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, violates certain laws, regulations, or conditions imposed in writing by the FRB.

     Under the BHC Act, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. The Corporation is generally prohibited under the BHC Act from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. A bank holding company, with the approval of the FRB, may engage or acquire the voting shares of companies engaged in activities that the FRB has determined to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh possible adverse effects associated with those activities.

     Transactions between the Corporation, the Bank and any future subsidiaries of the Corporation are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Additionally, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, sale or lease of property, or furnishing of services. Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. The Corporation may only borrow from depository institution subsidiaries if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Corporation may not sell a low-quality asset to a depository institution subsidiary.

     CAPITAL STANDARDS. The FRB, FDIC and other federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the

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degree of risk associated with a bank's operations. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan losses and other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to other requirements and limitations of the federal banking agencies. Since December 31, 1992, the federal banking agencies have required a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of 4%.

     In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banking organizations not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     The following table represents the capital ratios for the Corporation and the Bank as of December 31, 1998:

                                 The Corporation  The Bank
Risk-based Capital Ratio:             Ratio         Ratio    Requirement
------------------------            ---------       ------   ------------
     Total Capital                   18.13%         17.53%       8.00%

     Tier 1 Capital                  16.88%         16.28%       4.00%

Tier 1 Capital Leverage Ratio:       10.61%         10.20%       4.00%

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     As required by Federal Deposit Insurance Corporation Improvement Act of
1991 ("FDICIA"), the federal financial institution agencies solicited comments in September, 1993 on a proposed rule and method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition or future profitability. Under the proposal, interest rate risk exposures would be quantified by weighting assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. As proposed, institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations could be required by the bank regulators based upon supervisory concerns. The agencies adopted a final rule effective September 1, 1995 which is substantially similar to the proposed rule, except that the final rule does not establish (1) a measurement framework for assessing the level of a bank's interest rate exposure; or (2) a minimum level of exposure above which a bank will be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process. The agencies also solicited comments on and are continuing their analysis of a proposed policy statement which would establish a framework to measure and monitor interest rate exposure.

     PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. FDICIA requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more of the prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The Corporation and Bank are classified as well-capitalized under these guidelines.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a prima facie showing by the agency that such relief is appropriate. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

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     SAFETY AND SOUNDNESS STANDARDS. FDICIA also implemented certain specific restrictions on transactions and required the regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation, and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, the use of brokered deposits and the aggregate extension of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

     The federal financial institution agencies published a final rule effective on August 9, 1995, implementing safety and soundness standards. FDICIA added a new Section 39 to the Federal Deposit Insurance Act which required the agencies to establish safety and soundness standards for insured financial institutions covering (1) internal controls, information systems and internal audit systems;
(2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; (7) asset quality, earnings and stock valuation; and (8) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss. If an agency determines that an institution fails to meet any standard established by the guidelines, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an accepted plan, the agency must require the institution to correct the deficiency. Under the final rule, an institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulatory agency. The agency may elect to initiate enforcement action in certain cases rather than rely on an existing plan, particularly where failure to meet one or more of the standards could threaten the safe and sound operation of the institution.

     RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

     An FRB policy statement provides that a bank holding company should not declare or pay a cash dividend to its shareholders if the dividend would place undue pressure on the capital of its subsidiary banks or if the dividend could be funded only through additional borrowings or other arrangements that might adversely affect the financial position of the bank holding company. Specifically, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each consistent with its capital

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needs, asset quality, and overall financial condition. Further, the Corporation is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its subsidiary bank in circumstances when it might not do so absent such policy.

     The Corporation's ability to pay dividends depends in large part on the ability of the Bank to pay dividends to the Corporation. The payment of dividends by a Mississippi state bank is restricted by additional provisions of state law. As a general rule, the Bank may declare a dividend in an amount deemed expedient by the Board of Directors of the Bank. Any such dividend, however, may not (i) impair the capital stock of the Bank; (ii) be in an amount greater than the remainder of undivided profits then on hand after deducting losses, bad debts, depreciation, and all other expenses, or (iii) constitute a withdrawal of any portion of the capital stock of the Bank. In addition, the Bank must obtain the prior approval of the Mississippi Department of Banking and Consumer Finance for the payment of any dividend. Additionally, under FDICIA, the Bank may not make any capital distribution, including the payment of dividends, if after making such distribution the Bank would be in any of the "undercapitalized" categories under the FDIC's Prompt Corrective Action regulations.

     Finally, under the Financial Institution's Supervisory Act, the FDIC also has the authority to prohibit the Bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC could assert that the payment of dividends or other payments in some circumstances might be such an unsafe or unsound practice and thereby prohibit such payment.

     FDIC INSURANCE ASSESSMENTS. The FDIC has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"), both of which are administered by the FDIC. The Bank's deposits are insured through BIF except for those deposits the Bank acquired from the Resolution Trust Corporation in April, 1994. This acquisition consisted of one branch of the former Security Federal Savings and Loan in Kosciusko, Mississippi, and these deposits remain insured through SAIF.

     As required by FDICIA, the FDIC has adopted a risk-based assessment system for deposit insurance premiums. Under this system, depository institutions are charged anywhere from zero to $.27 for every $100 in insured domestic deposits, based on such institutions' capital levels and supervisory subgroup assignment. The FDIC's rules set forth which supervisory subgroup assignments are made by the FDIC, the assessment classification review procedure, provide for the assignment of new institutions to the "well-capitalized" assessment group, set forth when an institution is to make timely adjustments as appropriate, and set forth the basis, and report data, on which capital group assignments are made for insured branches of foreign banks, and expressly address the treatment of certain lifeline accounts for which special assessment treatment is given.

     The BIF reached its required 1.25 reserve ratio in 1995, and in response the FDIC reduced deposit insurance assessment rates on BIF-insured deposits to historic low levels. Legislation

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enacted in September, 1996 included provisions for the recapitalization of the
SAIF. The legislation imposed a one-time assessment in the amount of 65.7 basis points on all SAIF-insured deposits held as of March 31, 1996. The Bank paid an assessment in the amount of $28,640 on the small portion of its deposits that are SAIF-insured. As a result of the payment of the special assessment and the adoption of regulations implementing the legislation, rates for deposits insured through SAIF have been brought into parity with BIF rates. The BIF and SAIF deposit insurance assessment rates currently in effect range from zero to $.27 per $100 of insured deposits, with the healthiest financial institutions, including the Bank, not being required to pay any deposit insurance premiums.

     INTERSTATE BANKING AND BRANCHING. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. The Interstate Act effectively permits nationwide banking. As of September 30, 1995, the Interstate Act provides that adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that had previously barred acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the FRB may not be granted for a proposed interstate acquisition if after the acquisition, the acquiror on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and, in every case, may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions.

     Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Interstate branching by consolidation of banks was permitted beginning June 1, 1997, except in states that have passed legislation prior to that date "opting-out" of interstate branching. If a state opted-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches.

     De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

     Effective May 1, 1997, Mississippi "opted in" to the interstate branching provision of the Interstate Act.

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     The Interstate Act permits bank subsidiaries of a bank holding company to act as agents for affiliated depository institutions in receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans and other obligations. A bank acting as agent for an affiliate is not considered a branch of the affiliate. Any agency relationship between affiliates must be on terms that are consistent with safe and sound banking practices. The authority for an agency relationship for receiving deposits includes the taking of deposits for an existing account but is not meant to include the opening or origination of new deposit accounts. Subject to certain conditions, insured saving associations that were affiliated with banks as of June 1, 1994 may act as agents for such banks. An affiliate bank or saving association may not conduct any activity as an agent which such institution is prohibited from conducting as principal.

     To ensure that interstate branching does not result in taking deposits without regard to a community's credit needs, the regulatory agencies are directed to implement regulations prohibiting interstate branches from being used as "deposit production offices." The regulations to implement this provision were due by June 1, 1997. The regulations include a provision to the effect that if loans made by an interstate branch are less than fifty percent of the average of all depository institutions in the state, then the regulator must review the loan portfolio of the branch. If the regulator determines that the branch is not meeting the credit needs of the community, it has the authority to close the branch and to prohibit the bank from opening new branches in the state.

     COMMUNITY REINVESTMENT ACT. In October, 1994, the federal financial institution regulatory agencies proposed a comprehensive revision of their regulations implementing the Community Reinvestment Act ("CRA"), enacted in 1977 to promote lending by financial institutions to individuals and businesses located in low and moderate income areas. In May, 1995, the proposed CRA regulations were published in final form effective as of July 1, 1995. The revised regulations included transitional phase-in provisions which generally required mandatory compliance not later than July 1, 1997, although earlier voluntary compliance was permissible. Under the former CRA regulations, compliance was evaluated by an assessment of the institution's methods for determining, and efforts to meet, the credit needs of such borrowers. This system was highly criticized by depository institutions and their trade groups as subjective, inconsistent and burdensome, and by consumer representatives for its alleged failure to aggressively penalize poor CRA performance by financial institutions. The revised CRA regulations emphasize an assessment of actual performance rather than of the procedures followed by a bank, to evaluate compliance with the CRA. Overall CRA compliance continues to be rated across a four-point scale from "outstanding" to "substantial noncompliance," and continue to be a factor in review of applications to merger, establishment of new branches or formation of bank holding companies. In addition, any bank rated in "substantial noncompliance" with the revised CRA regulations may be subject to enforcement proceedings. Different evaluation methods are used depending on the asset size of the bank.

     The "lending, investments and service test method" is applicable to all banks with more than $250 million in assets which are not wholesale or limited purpose banks and do not elect to be evaluated by the "strategic plan assessment method" which is discussed below. Central to this

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method is the requirement that such banks collect and report to their primary federal bank regulators detailed information regarding home mortgage, small business and farm and community development loans which is then used to evaluate CRA compliance. At the bank's option, data regarding consumer loans and any other loan distribution it may choose to provide also may be collected and reported.

     Using such data, a bank will be evaluated regarding its (i) lending performance according to the geographic distribution of its loans, the characteristics of its borrowers, the number and complexity of its community development loans, the innovativeness or flexibility of its lending practices to meet low and moderate income credit needs and, at the bank's election, lending by affiliates or through consortia or third parties in which the bank has an investment interest; (ii) investment performance by measure of the bank's "qualified investments," that is, the extent to which the bank's investments, deposits, membership shares in a credit union, or grants primarily to benefit low or moderate income individuals and small businesses and farms, address affordable housing or other needs not met by the private market, or assist any minority or women-owned depository institution by donating, selling on favorable terms or providing on a rent-free basis any branch of the bank located in a predominantly minority neighborhood; and (iii) service performance by evaluating the demographic distribution of the bank's branches and ATMs, its record of opening and closing them, the availability of alternative retail delivery systems (such as telephone banking, banking by mail or at work, and mobile facilities) in low and moderate income geographies and to low- and moderate-income individuals, and (given the characteristics of the bank's service area(s) and its capacity and constraints) the extent to which the bank provides "community development services" (services which primarily benefit low and moderate income individuals or small farms and businesses or address affordable housing needs not met by the private market) and their innovativeness and responsiveness.

     Any bank may request to be evaluated by the "strategic plan assessment method" by submitting a strategic plan for review and approval. Such a plan must involve public participation in its preparation, and contain measurable goals for meeting low and moderate income credit needs through lending, investments and provision of services. Such plans generally will be evaluated by measuring strategic plan goals against standards similar to those which will be applied in evaluating a bank according to the "lending, investments and service test method."

     The federal financial institution regulatory agencies issued a final rule effective as of January 1, 1996, to make certain technical corrections to the revised CRA regulations. Among other matters, the rule clarifies the transition from the former CRA regulations to the revised CRA regulations by confirming that when an institution either voluntarily or mandatorily becomes subject to the performance tests and standards of the revised regulations, the institution must comply with all of the requirements of the revised regulations and is no longer subject to the provisions of the former CRA regulations.

     The FDIC examined the Bank on March 12, 1997 and again most recently on June 1, 1999, for its performance under the CRA. The CRA requires that in connection with its examination of a financial institution, each federal financial supervisory agency shall (1) assess the institution's record of helping to meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with safe and sound operations of the institution, and (2) take that record of performance into account when deciding whether to approve an application of the institution for a deposit facility. The Bank was rated Satisfactory during both of these examinations.

     The Bank's Satisfactory rating is based on several criteria used by the regulatory agency. Lending levels are acceptable and the distribution of credit demonstrates the Bank's success at extending credit without neglecting low-or moderate-income residents. Credit is extended to geographic areas of all income groups. Additionally, the Bank has attempted to serve the small business and small farm sectors of the economy. Ascertainment and marketing programs are effective at soliciting the needs of the entire community and promoting the Bank's products and services. No discriminatory practices or illegal discouragement of applications were found. In management's opinion, the Bank has invested in a sizeable amount of local community development issuances.

     IMPACT OF MONETARY POLICIES

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and other borrowings, and the interest rate earned by banks on loans, securities and other interest-earning assets comprises the major source of banks' earnings. Thus, the earnings and growth of banks are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the FRB.
The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements and through adjustments to the discount rate applicable to borrowings by banks which are members of the FRB. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on the Corporation cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan loss charge-offs, thus adversely affecting the Corporation's net earnings.

     COMPETITION

     The banking business is a highly competitive business. The Corporation's market area consists principally of Neshoba, Newton, Leake, Scott, Attala and Kemper Counties in Mississippi, although the Corporation also competes with other financial institutions in those counties and in surrounding counties in Mississippi in obtaining deposits and providing many types of financial services. The Corporation competes with larger regional banks for the business of companies located in the Corporation's market area. A healthy economy, such as the

Corporation's market area is experiencing, invites certain challenges, especially that of competition.

     All financial institutions today are faced with the challenge of competing for customers' deposits, and the Bank is no exception. The Bank competes with savings and loan associations, credit unions, production credit associations and federal land banks and with finance companies, personal loan companies, money market funds and other non-depository financial intermediaries. Many of these financial institutions have resources many times greater than those of the Corporation. In addition, new financial intermediaries such as money-market mutual funds and large retailers are not subject to the same regulations and laws that govern the operation of traditional depository institutions.

     Recent changes in federal and state law have resulted in and are expected to continue to result in increased competition. The reductions in legal barriers to the acquisition of banks by out-of-state bank holding companies resulting from implementation of the Interstate Act and other recent and proposed changes are expected to continue to further stimulate competition in the markets in which the Corporation operates, although it is not possible to predict the extent or timing of such increased competition.

     Currently, there are approximately fourteen different financial institutions in the Corporation's market area competing for the same customer base. Despite these challenges, the Corporation has not only been able to maintain its market share, but has actually increased its share in recent years.

     FORWARD-LOOKING STATEMENTS

     This Form 10 and future filings made by the Corporation with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Corporation and the Bank, and oral statements made by executive officers of the Corporation and Bank, may include forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Corporation and the Bank do business, and (b) expectations for increased revenues and earnings for the Corporation and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.


     To comply with the terms of a "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, but which does not apply to initial public offerings, the Corporation notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's and Bank's business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Corporation operates; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and Bank through increased operating expenses; (c) increased competition from other financial and non-financial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

ITEM 2.  FINANCIAL INFORMATION

     The following discussion and analysis is presented to facilitate the understanding of the Corporation's financial condition. This discussion and analysis is broken down into two components. Financial information and results of operations for each of the three years in the period ended December 31, 1996, 1997 and 1998 is found under 2A hereof. The information should be used in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this document. Additionally, unaudited interim financials for the second-quarter ended June 30, 1999 have been included and are discussed under 2B hereof. Dollar amounts in tables are presented in thousands.

2A.  FINANCIAL INFORMATION - YEAR ENDED DECEMBER 31, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF DECEMBER 31, 1998, 1997 AND 1996

     INTRODUCTION AND OVERVIEW

     The Corporation, through the Bank as its sole subsidiary, conducts business in thirteen commercial bank offices located in Neshoba, Newton, Leake, Scott, Attala, and Kemper counties, Mississippi, and a loan production office located in Lauderdale county, also in Mississippi. The Bank is engaged in a variety of financial services, including accepting deposits, making commercial and consumer loans, making mortgage loans, and providing personal trust services.

     The Mississippi counties which the Corporation primarily serves have benefitted from increasingly strong economies over the past few years. In July, 1995, the Mississippi Band of Choctaw Indians (the "Tribe") opened the Silverstar Casino and Resort (the "Casino") on the Reservation in west Neshoba County. This complex has grown in the past three years to include not only a casino but a 512 room hotel, 2,500 seat convention center and 36 holes of championship golf. Because the Casino is not regulated by the State of Mississippi, exact figures are not released to the public about the amount of play in the Casino, but industry analysts have estimated it to be equal to all four of the casinos in Vicksburg, Mississippi. In addition to the Casino, the Tribe has numerous industries and is the largest employer in Neshoba County.

     The region served by the Corporation is largely agricultural with a moderate amount of light industrial plants. In the past several years, the chicken industry has expanded greatly in the western part of the service area. The Corporation has been involved in this growth through its lending to individual farmers for construction of chicken houses and the related support facilities. Timber is also an important part of the economy in this six county area. In addition to the local land and timber owners, Philadelphia is home to two moderate size lumber mills and numerous timber equipment dealers and is within a short distance to several others.

     Although the Corporation has made bank acquisitions in the last five years,
there are currently no pending bank mergers or bank acquisitions.   However,
management does plan to aggressively pursue any such opportunities, either branch locations or entire banks, as they may become available. Management anticipates additional acquisitions or mergers with like-minded community banks may occur in the future. The Statements in this paragraph relating to potential mergers or acquisitions are forward-looking statements which may or may not be accurate due to the impossibility of predicting future events.

     Y2K AWARENESS AND PREPARATION

     The Corporation has been diligent in preparing for the possible consequences of the date change on January 1, 2000. The Board has reviewed these anticipated consequences and assigned a Y2K Coordinator the task of reviewing the Corporation's systems to make a determination of what adjustments would be required. The Board approved a budget for the solutions of these potential problems in the amount of $376,713. At the time of this application $365,773 or 97.1% of this budget had been expended. Although some other benefits were obtained from the upgrades to the computer system, the main force behind the upgrade at this time was the need to address the Y2K issue.

     Although the Corporation's computer hardware and software were certified Y2K compliant by the respective vendors, the Corporation engaged the services of an outside consultant to conduct an on-site test of the computer systems. Testing of the system was accomplished by forward dating the system into the year 2000 and running sample transactions on these dates. During this test, no abnormalities in processing were discovered due to this date change. The Corporation will continue to monitor shared application software reviews to keep abreast of the software's compliance with the Y2K event.


     The Corporation's personal computers have been evaluated and replaced or updated as needed. All other identified date sensitive equipment has been replaced or converted as required to maintain Y2K compliance. The Corporation believes that it achieved its goal to have identified and corrected all potential Y2K problems by June 30, 1999, but will continue to search for potential problem areas and address them immediately, if any is found.

     The Corporation currently requires that Y2K readiness be considered in the credit decision process on all new loan customers. Loan customers that have potential exposure would pose a credit risk if they have not addressed the possibility of business interruptions due to Y2K. The Corporation's loan personnel have taken steps to identify current loan customers with potential Y2K exposure and have surveyed them to check on their progress in resolving any problems. This process did not identify any problem areas that might be of concern for the Corporation.

     Regardless of the Corporation's diligence, several problems could arise as a result of Y2K failures. Loss of electrical power, loss of communications and panic among the general public would require special operating procedures. The Corporation has formulated plans to continue business in the event that any of these situations occur. Specifically, procedures are in place to handle customer requests manually in case use of the computer is lost. Plans for clearing checks and other cash items also have been made. Also, additional cash will be added to the vault to handle the anticipated cash withdrawals in the fourth quarter of 1999.

FIVE YEAR SUMMARY OF CONSOLIDATED FINANCIAL STATEMENTS AND RELATED STATISTICS

     (Dollar references in thousands except per share data)

     The following selected data has been taken from the Corporation's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere.

     Overview of Operations

     The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary.

                     TABLE 1 - FIVE YEAR FINANCIAL SUMMARY

                                                     FOR THE YEARS ENDED DECEMBER 31
                                                --------------------------------------------
                                               June 30
                                               1999              1998          1997          1996          1995          1994
                                               (Unaudited)   (Audited)     (Audited)     (Audited)     (Audited)     (Audited)
                                               ----------    ----------    ----------    ----------    ----------    ---------
SUMMARY OF OPERATIONS
Interest Income- tax equivalent (1)                12,243        23,698        21,588        20,369        18,041        14,068
Interest Expense                                    5,287        10,860         9,659         8,684         7,727         4,935

Net interest income-tax equivalent                  6,956        12,838        11,929        11,685        10,314         9,133
Tax equivalent adjustment (1)                        -115          -147           -82          -114           -96           -80

Net interest income                                 6,841        12,691        11,847        11,571        10,218         9,053
Provision for loan losses                             383           846           740           791           604           592

Net interest income after provision
for loan losses                                     6,458        11,845        11,107        10,780         9,614         8,461

Noninterest income                                  1,766         3,320         2,990         2,686         2,433         2,460
Noninterest expenses                                3,857         7,966         7,046         6,665         6,379         5,899

Income before income taxes                          4,367         7,199         7,051         6,801         5,668         5,022
Income tax expense                                  1,487         2,487         2,561         2,407         2,046         1,804

NET INCOME                                          2,880         4,712         4,490         4,394         3,622         3,218

PER SHARE DATA (2)

Net Income                                     $     0.87    $     1.42    $     1.36    $     1.33    $     1.15    $     1.02
Cash dividends                                       0.15          0.24          0.17          0.15          0.14          0.15
Shareholders' equity, end of year                   11.02         10.72          9.44          8.09          7.25          6.13

SELECTED ACTUAL YEAR-END BALANCES

Total assets                                      345,245       334,232       286,634       270,679       264,453       215,939
Earning Assets                                    317,975       305,551       266,762       251,518       241,495       202,586
Investment securities available for  sale          96,395        91,539        67,292        72,472        76,022         5,899
Investment securities held for maturity                 0             0             0             0             0        71,991
Loans-Net                                         221,107       11,3499       191,605       177,005       154,380       123,715
Allowance for loan losses                          -3,000        -2,900        -2,700        -2,500        -2,300        -2,100
Total deposits                                    290,473       282,242       248,984       229,443       238,677       186,784
Noninterest-bearing demand deposits                34,871        37,983        35,526        34,353        35,492        31,213
Interest-bearing demand deposits                   82,829        68,394        56,904        54,960        75,857         4,105
Savings deposits                                   19,867        19,106        17,188        16,994        15,617        14,426
Time deposits                                     152,906       156,761       139,365       123,136       111,711        97,039
Long term borrowings                               10,000        10,000             0            33            65           198
Shareholders' equity                               36,448        35,455        31,220        26,758        22,858        19,331
Equity to assets ratio                              10.56%        10.61%        10.89%         9.89%         8.64%         8.95%

SELECTED AVERAGE BALANCES

Total Assets                                      341,071       314,896       279,961       271,241       242,024       204,720
Earning Assets                                    311,115       293,120       259,036       250,670       224,492       187,257
Securities                                         93,554        79,401        70,023        76,138        75,847        68,199
Loans                                             211,923       202,228       186,843       168,542       141,192       113,628
Allowance for loan losses                           2,922         2,701         2,523         2,342         2,103         1,927
Total deposits                                    287,889       268,514       242,459        38,358       216,479       182,707
Noninterest-bearing demand deposits                37,649        34,909        34,718        37,894        34,213        29,607
Interest-bearing demand deposits                   76,565        68,330        57,406        68,036        59,134        45,126
Savings deposits                                   19,229        18,201        17,594        16,681        15,154        14,556
Time deposits                                     154,456       147,074       132,741       115,747       107,978        93,418
Long-term borrowings                               10,000         7,630             3            35           127           292
Shareholders' equity                               36,030        33,513        28,920        24,610        21,195        18,391

RATIOS BASED ON AVERAGE BALANCES
Loans to deposits                                   73,60%        75.31%        76.95%        76.16%        64.68%        65.34%
Return on average assets                             1.69%         1.50%         1.60%         1.62%         1.50%         1.61%
Return on average equity                            15.99%        14.08%        15.24%        17.77%        17.15%        17.41%
Dividend payout ratio                               17.22%        16.85%        12.52%        11.29%        12.15%        14.33%
Leverage capital ratio                              10.56%        10.61%        10.92%         9.88%         8.74%         9.20%
Efficiency ratio (3)                                43.09%        48.01%        45.56%        45.29%        49.02%        50.24%

OTHER DATA
Number of employees (FTE)                             143           140           138           137           133           122
Average common stock
    outstanding                                 3,308,750     3,308,750     3,308,750     3,308,750     3,151,240     3,151,240
Cash dividends declared                               496           794           562           496           441           473

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. Tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to give effect for stock dividends and splits, including the five to one (5:1) stock split that was effective January 1, 1999.

(3) The efficiency ratio is calculated by dividing noninterest income expense by the sum of the interest income, on a fully tax equivalent basis, and noninterest income.

          The Corporation earned $4,712,000 or $1.42 per share, for 1998, compared to $4,490,000, or $1.36 per share, for 1997. Although the 4.9% increase in earnings in 1998 over 1997 earnings was more than the 2.2% increase of 1997 over 1996, the yearly increase was still less than that of the previous four years. In 1998 the decline in the net interest margin stabilized due to a decline in the rates paid on time deposits. Loan rates also declined during this period but to a lesser degree and loan demand remained strong. The increase in income in 1998 was due to an increase in the Bank's assets during the year.

          Earnings in 1997 were impacted by a decline in the net interest margin. The small increase in net income was due to an increase in asset size and an increase in fee income. Net charge-offs decreased both as a percentage of loans outstanding and as an actual dollar amount of loans charged off in 1997.

          NET INTEREST INCOME

          Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities and interest rates. Although there are a certain number of these factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax law are beyond the control of management. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1 - Five Year Financial Summary shows the corporation's net interest income from 1994 through 1998. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest earning assets and interest-bearing liabilities.

              TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

                                                             YEARS ENDED DECEMBER 31
                                                       1998                            1997
                                         -------------------------------------------------------------
                                          AVERAGE               AVERAGE    AVERAGE             AVERAGE
                                          BALANCE     INTEREST   RATE      BALANCE    INTEREST   RATE
                                         --------------------------------------------------------------
ASSETS

INTEREST EARNING ASSETS
Securities
Taxable                                     70,801      4,213      5.95%     63,333     4,117    6.50%
Tax-exempt (1)                               8,600        565      6.57%      5,345       350    6.55%
                                          --------     ------     -----    --------    ------   -----
Total Securities                            79,401      4,778      6.02%     68,678     4,467    6.50%

Loans (2)
Commercial                                 181,931     16,122      8.86%    167,628    15,033    8.97%
Installment                                 20,297      2,185     10.77%     19,552     2,073   10.60%
                                                                           --------    ------

Total loans                                202,228     18,307      9.05%    187,180    17,106    9.14%

Federal Home Loan
Bank Account                                 1,576         91      5.77%         78         4    5.13%
Federal Funds Sold                           9,804        523      5.33%      2,112       125    5.92%
                                          --------     ------     -----    --------    ------   -----
TOTAL EARNING
ASSETS                                     293,009     23,699      8.09%    258,048    21,702    8.41%

NONINTEREST EARNING ASSETS

Allowance for loan
losses                                      (2,701)                          (2,523)
Premises and
equipment                                    4,374                            3,915
Cash and due from
banks                                       11,818                           11,821
Accrued interest and
 other assets                                8,396                            8,700
                                          --------                         --------
TOTAL ASSETS                              $314,896                         $279,961
                                          ========                         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES

Deposits
Interest-bearing demand
deposits                                    68,330      1,958      2.87%     57,281     1,590    2.78%
Savings Deposits                            18,201        678      3.73%     17,313       675    3.90%
Time Deposits                              147,074      7,761      5.28%    132,742     7,192    5.42%
                                          --------     ------     -----    --------    ------   -----
Total interest-bearing
deposits                                   233,605     10,397      4.45%    207,336     9,457    4.56%

Borrowed funds
Short-term borrowings                          635         33      5.20%      4,148       202    4.87%
Long-term debt                               7,630        430      5.64%          0         0    0.00%
                                          --------     ------     -----    --------    ------
Total borrowed funds                         8,265        463      5.60%      4,148       202    4.87%
                                          --------     ------     -----    --------    ------   -----
TOTAL INTEREST-BEARING
LIABILITIES                                241,870     10,860      4.49%    211,484     9,659    4.57%
                                          ========     ======     =====    ========    ======   =====

NONINTEREST-BEARING LIABILITIES
Noninterest-bearing
demand deposits                             34,909                           34,995
Accrued interest and
other liabilities                            4,604                            4,562
Shareholders' equity                        33,513                           28,920
                                          --------                         --------
TOTAL LIABILITIES AND
SHAREHOLDERS'
EQUITY                                    $314,896                         $279,961
                                          ========                         ========

NET INTEREST INCOME AND
INTEREST RATE SPREAD                                   12,839      3.60%               12,043    3.84%
                                                       ======     =====                ======   =====
NET INTEREST MARGIN                                               4.38%                         4.67%
                                                                  =====                         =====

                                            YEAR ENDED DECEMBER 31
                                                     1996
                                        -------------------------------
                                          AVERAGE              AVERAGE
                                          BALANCE   INTEREST    RATE
                                        -------------------------------
ASSETS

INTEREST EARNING ASSETS
Securities
Taxable                                     68,692     4,325      6.30%
Tax-exempt (1)                               6,539       463      7.08%
                                          --------    ------     -----
Total Securities                            75,231     4,788      6.36%

Loans (2)
Commercial                                 149,697    13,365      8.93%
Installment                                 18,394     1,979     10.76%
                                          --------    ------     -----
Total loans                                168,091    15,344      9.13%

Federal Home Loan Bank Account                  40         3      7.50%
Federal Funds Sold                           5,768       313      5.43%
                                          --------    ------     -----

TOTAL EARNING ASSETS                       249,130    20,448      8.21%

NONINTEREST EARNING ASSETS
Allowance for loan losses                   (2,343)
Premises and equipment                       3,837
Cash and due from banks                     13,020
Accrued interest and other assets            7,597

TOTAL ASSETS                              $271,241
                                          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST BEARING LIABILITIES
Deposits
Interest-bearing demand deposits            67,906     1,794      2.64%
Savings Deposits                            16,397       639      3.90%
Time Deposits                              115,746     6,027      5.21%
                                          --------    ------     -----
Total interest-bearing deposits            200,049     8,460      4.23%
Borrowed funds
Short-term borrowings                        4,114       220      5.35%
Long-term debt                                  35         4     11.43%
                                          --------    ------     -----
Total borrowed funds                         4,149       224      5.40%
                                          --------    ------     -----
TOTAL INTEREST-BEARING
LIABILITIES                                204,198     8,684      4.25%

NONINTEREST-BEARING
LIABILITIES
Noninterest-bearing demand
deposits                                    38,175
Accrued interest and other
liabilities                                  4,258
Shareholders' equity                        24,610
                                          --------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                      $271,241
                                          ========

NET INTEREST INCOME AND
INTEREST RATE SPREAD                                  11,764      3.96%
                                                      ======     =====
NET INTEREST MARGIN                                              4.72%
                                                                ======

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years. Tax equivalent security adjustments were $146 for 1998, $81 for 1997, and $110 for 1996. Tax equivalent loan adjustments were $1 for 1998, $1 for 1997, and $4 for 1996.

(2)  Nonaccrual loans are included in average loan balances.

Table 3 - Net Interest Earning Assets illustrates net interest earning assets and liabilities for 1998, 1997 and 1996.

                     TABLE 3 - NET INTEREST EARNING ASSETS

                                           1998                1997                 1996
                                         --------            ---------           --------
Average interest earning
 assets                                   $293,009            $258,048           $249,130
Average interest bearing
 liabilities                               241,870             211,484            204,198
                                          --------            --------           --------
                                          $ 51,139            $ 46,564           $ 44,932
                                          ========            ========           ========

Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1996 through 1998. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Nonaccruing loans were included in the average loan balances used in determining the yields.

Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

                        TABLE 4 - VOLUME/RATE ANALYSIS

                                             1998 change from 1997 due to           1997 change from 1996 due to
                                            Volume       Rate         Total          Volume      Rate     Total
                                        ------------------------------------------------------------------------
INTEREST INCOME
---------------
Loans                                        1,367        (166)        1,201           1,745        17    1,762
Securities
Taxable                                        448        (352)           96            (346)      138     (208)
Tax-exempt                                     213           2           215             (78)      (35)    (113)
Federal Home Loan Bank
Account                                         77          10            87               2        (1)       1
Federal Funds Sold                             410         (12)          398            (216)       28     (188)
                                          --------    --------      --------           -----      ----    -----
TOTAL INTEREST INCOME                        2,515        (518)        1,997           1,107       147    1,254

INTEREST EXPENSE
----------------

Interest-bearing demand
 deposits                                      317          51           368            (295)       91     (204)
Savings deposits                                33         (30)            3              36         0       36
Time deposits                                  756        (187)          569             922       243    1,165
Short-term borrowings                         (183)         14          (169)              2       (20)     (18)
Long-term borrowings                           430           0           430              (4)        0       (4)
                                          --------    --------      --------           -----      ----    -----
TOTAL INTEREST EXPENSE                       1,353        (152)        1,201             661       314      975
                                          --------    --------      --------           -----      ----    -----
NET INTEREST INCOME                          1,162        (366)          796             446      (167)     279
                                          ========    ========      ========           =====      ====    =====

     Net interest income for 1998 on a tax equivalent basis was 6.61% higher than that for 1997, while the net interest margin for 1998 was 4.38% compared to 4.67% for 1997. Tax equivalent net interest income for 1997 was 2.37% higher than that for 1996 while the net interest margin decreased to 4.67% from 4.72% in 1996.

     The increase in net interest income during 1998 was predominantly a result of increases in earning asset volume. The loan growth experienced in 1998 was due to a continuing strong loan demand in the Corporation's service area. This increase in interest income was partially offset by volume increases in interest-bearing liabilities. The earning asset yield decreased to 8.09% in 1998, compared to 8.41% in the previous year, predominantly through the loan portfolio, where the increase in loan volume as a percent of earning assets provided a higher yield relative to the yield on other earning assets. The average yield on loans decreased to 9.05% in 1998 compared to the 1997 yield of 9.14%. Although there was an increase in the investment securities average balance, the average yield decreased to 6.02% in 1998 from 6.50% in 1997. Total interest-bearing liabilities increased in 1998 primarily due to continued strong growth in the Corporation's area. The interest-bearing deposit growth of 12.67% was offset by a slightly lower interest rate paid, 4.45% in 1998 compared to 4.56% in 1997.

     Net interest income in 1997 increased 2.37% over 1996 due mainly to an increase in the volume of interest-bearing assets. The earning asset yield increased to 8.41% in 1997 compared to 8.21% in 1996 as a result of increases in the volume and rate of loans during this period and a slight decrease in the traditionally lower yielding federal funds sold and securities portfolio. Like earning assets, interest-bearing liabilities showed good growth in average balances, and the interest rates paid on deposits increased from 4.23% in 1996 to 4.56% in 1997, increasing the rate on total interest-bearing liabilities to 4.57% in 1997 compared to the 1996 rate of 4.25%.

     PROVISION FOR LOAN LOSSES AND ASSET QUALITY

     The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed by management to be sufficient to absorb loses inherent in the credit portfolio. Factors considered in establishing an appropriate allowance include: a careful assessment of the financial condition of the borrower; a realistic determination for the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and review of delinquent and classified loans.

     The Corporation maintains a comprehensive loan review program to evaluate loan administration, credit quality, and loan documentation. This program also includes a regular review of problem loan ("watch") reports, delinquencies, and charge-offs. The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions, and historical loss experience. Any one of the following conditions may necessitate a review of a specific loan: a question of whether the customer's cash flow or net worth may not be sufficient to repay the loan; the loan has been criticized in a regulatory examination; the accrual of interest has been suspended; serious delinquency; or other reasons where either the ultimate collectibility of the loan is in question or the loan has other special or unusual characteristics which require special monitoring.

     Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

                TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                   1998           1997            1996            1995            1994
                                  ------         ------          ------          ------          ------

BALANCE AT BEGINNING OF YEAR     $ 2,700        $ 2,500         $ 2,300         $ 2,100         $ 1,925

LOANS CHARGED-OFF
--------------------------
Commercial and agricultural          364            326             287             163             245
Real estate                           10             13              41              72             159
Installment                          434            383             377             350             203
Credit card                           71             66              51              17               0
                                 -------        -------         -------         -------         -------
TOTAL CHARGE-OFFS                    879            788             756             602             607

CHARGE-OFFS RECOVERED
--------------------------
Commercial and agricultural           55             89              41              76              72
Real estate                            3              0               0              22               0
Installment                          147            145             115             100             117
Credit card                           28             14               9               0               0
                                 -------        -------         -------         -------         -------
TOTAL RECOVERIES                     233            248             165             198             189
                                 -------        -------         -------         -------         -------

Net loans charged-off                646            540             591             404             418
Current year provision               846            740             791             604             593
                                 -------        -------         -------         -------         -------
BALANCE AT END OF YEAR             2,900          2,700           2,500           2,300           2,100
                                 =======        =======         =======         =======         =======

Loans at year end                208,449        191,605         177,005         154,380         123,715

Ratio of allowance to loans
at year end                         1.39%          1.41%           1.41%           1.49%           1.70%

Average loans                    202,228        186,843         168,542         141,192         113,628

Ratio of net loans charged-off
to average loans                    0.32%          0.29%           0.35%           0.29%           0.37%

            ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,

                                                                      1998        1997        1996        1995        1994
                                                                     ------------------------------------------------------
Commercial and Agricultural                                          $  500      $  450      $  400      $  350      $  300
Real Estate                                                             300         300         250         200         200
Consumer                                                                800         750         700         650         650
Unallocated                                                           1,300       1,200       1,150       1,100         950
                                                                     ------------------------------------------------------
                                                                     $2,900      $2,700      $2,500      $2,300      $2,100
                                                                     ======      ======      ======      ======      ======


             COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                                                      1998        1997        1996        1995        1994
                                                                     ------------------------------------------------------
Commercial and agricultural                                           15.34%      13.15%      13.75%      15.72%      17.69%
Real estate                                                           60.80%      62.81%      63.08%      60.60%      58.49%
Installment                                                           22.74%      23.25%      22.41%      22.99%      23.19%
Other                                                                  1.12%       0.79%       0.76%       0.69%       0.63%
                                                                     ------------------------------------------------------
                                                                     100.00%     100.00%     100.00%     100.00%     100.00%
                                                                     =======     =======     =======     =======     =======

     Nonperforming assets and relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. The level of nonperforming loans and leases is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due over 90 days, unless well secured and in the process of collection. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.

                        TABLE 6 - NONPERFORMING ASSETS

                                                                   As of December 31,
                                                 --------------------------------------------------
                                                   1998       1997       1996       1995     1994
PRINCIPAL BALANCE                                ------     ------     ------     -------  --------
------------------
Nonaccrual                                       $   649    $   344    $   171    $    91  $   117
90 days or more past due                            1641       1862       1731       1303      511
                                                 -------    -------    -------    -------    -----
TOTAL NONPERFORMING LOANS                           2290       2206       1902       1394      628
                                                 =======    =======    =======    =======    =====

Nonperforming as a percent of loans                 1.10%      1.15%      1.07%      0.90%    0.51%

Other real estate owned                               57         10        132        217      321

OREO as a percent of loans                          0.03%      0.01%      0.07%      0.14%    0.26%

Allowance as a percent of
nonperforming loans                               126.64%    122.39%    131.44%    164.99%  334.39%

     The consolidated provision for loan losses was $846,000 for 1998, $740,000 for 1997, and $791,000 for 1996. Net charge-offs ranged from .37% in 1994 to
 .32% in 1998 with the highest percentage year being 1996 at .35%. The percentage of the allowance compared to nonperforming loans increased to 126.64% in 1998 from 122.39% in 1997 after having decreased from 334.39% in 1994. The amount of the future years' provision for loan losses will be subject to adjustment based on the evaluations of the loan portfolio for loss reserve adequacy.

     During the time period from 1994 to 1998, nonperforming loans increased from $628,000 in 1994 to $2,290,000 in 1998. Nonperforming loans as a percent of loans increased from .90% in 1995 to 1.10% in 1998 with the highest percentage year being 1997 at 1.15%. The allowance as a percent of loans was 1.39% in 1998 compared to 1.70% in 1994. During this period, nonaccrual loan balances increased slightly due to the Corporation's aggressive policy in transferring loans to nonaccrual status.

     Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that all principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 1998, 1997, and 1996. Application of this statement should not have a material effect on the Corporation's financial statements.

     The decrease in other real estate owned was primarily the result of a strong real estate market in the Corporation's area and the sale of a large commercial property. All other real estate owned is carried by the Corporation at the lower of cost or fair value, less disposal costs.

     Management believes loans classified for regulatory purposes as loss, doubtful or substandard that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources. The most recent safety and soundness exam conducted concurrently as of October 12, 1998 by the FDIC and the Mississippi Department of Banking and Consumer Finance, classified $5,821,000 as Substandard loans, and $177,000 as Loss loans. All loans that were classified Loss were charged off by December 31, 1998 except for three loans totaling $21,000 that were paid up current by that date and remain current.

     In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

     All watch list loans are subject to additional scrutiny and monitoring. The Corporation's policies require loan officers to identify borrowers that should be monitored in this fashion and believe this process ultimately results in the identification of problem loans in a more timely fashion.

     At December 31, 1998, the Corporation had a total of $5,723,434 of loans on its watch list, which included $5,453,171 in loans classified by regulatory authorities. Non-accrual loans in the amount of $649,353 are included in the regulatory classification total. Other loans in the amount of $270,263 were placed on the watch list by management due to marginal capacity, insufficient collateral, delinquency or poor performance.

     Of the $5,723,434 of loans on the Corporation's watch list, $3,384,617 or 59% were secured by real estate and $2,788,477 or 49% of the $3,384,617 amount were for one-to-four family housing units. Farm real estate and commercial real estate comprised the remainder of the real estate watch list loan total. Commercial, agricultural production and industrial loans totaled

$1,454,511 or 26% of the total watch list amount, while the remainder of the watch list loans, $884,306 or 15%, were loans made to individuals for personal expenditures.

     NON-INTEREST INCOME AND EXPENSE

     A listing of noninterest income and expense from 1996 through 1998 and percentage changes between years is included in Table 7 - Noninterest Income and Expense.

                    TABLE 7 - NONINTEREST INCOME & EXPENSE


                                                    % CHANGE             % CHANGE
                                           1998     FROM '97     1997    FROM '96     1996
                                         --------   ---------   ------   ---------   ------
NONINTEREST INCOME
Income from fidciary activities            $    1     -66.67%   $    3     200.00%   $    1
Service charges on deposit accounts         2,178      12.62%    1,934       8.17%    1,788
Other operating income                      1,141       8.36%    1,053      17.39%      897
                                           ------     ------    ------     ------    ------
TOTAL NONINTEREST INCOME                   $3,320      11.04%   $2,990      11.32%   $2,686
                                           ======     ======    ======     ======    ======

NONINTEREST EXPENSE
Salaries and employee benefits             $4,664      15.82%   $4,027       3.92%   $3,875
Occupancy expense                           1,226      27.05%      965      14.61%      842
Other operating expense                     2,076       1.07%    2,054       5.44%    1,948
                                           ------     ------    ------     ------    ------
TOTAL NONINTEREST EXPENSE                   7,966      13.06%    7,046       5.72%    6,665
                                           ======     ======    ======     ======    ======

     Noninterest income increased 11.04% to $3,320,000 in 1998 compared to $2,990,000 in 1997. The primary source of the increase in noninterest income was income from service charges on deposit accounts. This increase was due to the increase in the number and dollar amount of checking accounts opened during this period. Noninterest income increased 11.32% in 1997 compared to 1996. Service charges on deposit accounts increased 8.17%, again due to an increase in the number of new customers being serviced and an increase in fee related activities.

     Total non-interest expense increased 13.06% to $7,966,000 in 1998 compared to $7,046,000 in 1997. As a percentage of average total assets, total noninterest expense was 2.53% in 1998 compared to 2.52% in 1997. Salaries and employee benefits increased 15.82% due to annual salary adjustments, new hire, increased benefit costs and payment of an extra payroll in 1998 due to the Corporation's bi-weekly payroll periods. Total noninterest expense increased 5.72% to $7,046,000 in 1997 compared to $6,665,000 in 1996. As a percentage of average total assets, total noninterest expense was 2.52% in 1997 compared to 2.46% in 1996. Salaries and employee benefits increased 3.92% during 1997 due mainly to annual salary adjustments.

     Occupancy expense increased 27.05% to $1,226,000 in 1998 compared to $965,000 in 1997. The increase was due primarily to an increase in depreciation related to the new Kosciusko branch. Occupancy and equipment expense increased 14.61% during 1997, primarily as a result of the first full year of operation of the new Philadelphia, Mississippi Westside branch, purchases of new equipment and increases in the maintenance costs of the equipment.

     Other operating income increased 8.36% in 1998 from 1997. Other operating expense increased 1.07% to $2,076,000 in 1998. This increase was due to larger than normal increases in postage, office supplies and legal and accounting expenses. Other operating expenses was $2,054,000 in 1997, compared to $1,948,000 in 1996, an increase of 5.44%. Several expenses experienced decreases during this period including, FDIC assessment and travel.

     INCOME TAXES

     The Corporation records a provision for income taxes currently payable, along with a provision for those taxes in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

     The Corporation's effective tax rate was 33.77%, 35.05% and 34.02% in 1998, 1997 and 1996, respectively. Further tax information regarding the Corporation is disclosed in Note 7 to the consolidated financial statements.

     FINANCIAL CONDITION

     SECURITIES

     On January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly classified certain of its securities as available-for-sale. In December 1995, the Corporation transferred the remainder of its held-to-maturity securities to available-for-sale during the moratorium period granted by FASB. At December 1998, the Corporation classified all of its securities as available-for-sale.

     Securities held-to-maturity are those which the Corporation has both the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Corporation may decide to sell if needed for liquidity, asset/liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not maintain any securities for trading purposes.

     Table 8 - Securities and Security Maturity Schedule summarizes the carrying value of securities from 1996 through 1998 and the maturity distribution at December 31, 1998, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% and a state tax rate of 5% for all years.

                             TABLE 8 - SECURITIES

                                                      1998     1997      1996
                                                     ------   ------    ------
SECURITIES AVAILABLE FOR SALE
-----------------------------
U. S. Treasuries                                    $37,879   $31,345   $ 5,181
U. S. Agencies                                       15,757    15,261    26,449
Mortgage Backed                                      23,556    14,336    33,598
States, municipals and other                         14,347     6,350     7,244
                                                    -------   -------   -------
TOTAL SECURITIES AVAILABLE-
FOR-SALE                                            $91,539   $67,292   $72,472
SECURITIES HELD-TO-MATURITY
-----------------------------
U. S. Treasuries                                          0         0         0
U. S. Agencies                                            0         0         0
Mortgage Backed                                           0         0         0
States, municipals and other                              0         0         0
                                                    -------   -------   -------
TOTAL SECURITIES HELD-TO-MATURITY                   $     0   $     0   $     0
                                                    -------   -------   -------
TOTAL SECURITIES                                     91,539    67,292    72,472
                                                    =======   =======   =======

                         SECURITIES MATURITY SCHEDULE

                                1 Year and less             1 to 5 Years            5 to 10 Years        Over 10 years
                          ------------------------------------------------------------------------------------------------
                                            Average                   Average                  Average            Average
                               Balance       Rate       Balance        Rate        Balance      Rate    Balance    Rate
                          ------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
------------------
U. S. Treasury                  8,513       5.43%      29,366         6.38%            0        0.00%         0     0.00%
U. S. Agencies                    301       5.75%       8,685         6.53%        5,335        6.15%     1,436     5.56%
Mortgage-backed                    99       5.80%       1,057         6.06%        2,704        6.03%    19,696     6.32%
States, municipal and
other (1)                       1,956       6.30%       4,196         7.72%          884        6.87%     7,311     7.84%
                              -------       ----      -------         ----        ------        ----    -------     ----
TOTAL AVAILABLE-
FOR-SALE                      $24,524       5.60%     $49,486         6.53%       $9,106        6.18%   $ 8,423     6.67%
                              =======       ====      =======         ====        ======        ====    =======     ====
TOTAL HELD-TO-
MATURITY                            0       0.00%           0         0.00%            0        0.00%         0     0.00%

(1) Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

     The majority of the securities portfolio is composed of U.S. Treasury securities, Federal agency securities, state municipal securities (tax exempt), and mortgage-backed securities.

     The securities portfolio carries varying degrees of risk. Investments in U.S. Treasury and Federal agency securities have little or no credit risk. Mortgage-backed securities are substantially issues of Federal agencies. Obligations of states and political subdivisions are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. When purchased, obligations of states and political subdivisions and corporate bonds must have a credit rating by Moody's or Standard & Poors of A or better. Substantially all of these investments were rated A or better at December 31, 1998. The risk of non-rated municipal bonds is minimized by limiting the amounts invested in local issues. Management believes the non-rated securities are of high quality. No securities of an individual issuer, excluding U.S. government and its agencies, exceeded 10% of the Corporation's shareholders' equity as of December 31, 1998. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

     As total earning assets have increased over the past years, the security portfolio balances have also increased. Total securities were $91,539,000, $67,292,000 and $72,472,000 as of December 31, 1998, 1997 and 1996,
respectively.

     The Corporation had an increase in the amount of securities available for sale in 1998 of $24,247,000 or 36.03%. This increase is due in part to the purchase of $5,000,000 in GNMA securities and $5,000,000 of municipals that were purchased with $10,000,000 borrowed from the Federal Home Loan Bank. This arrangement allowed the Corporation to take advantage of its heavy capital position to increase its income. The remainder of the increase was due to the investment of funds not currently needed for loans.

     In the first half of 1997, the Corporation sold $23,228,375 in agency and mortgage-backed securities in an effort to supply suitable collateral for its largest governmental depositor. The Corporation was able to take advantage of the market at that time and to make the swap with a minimum of loss on the sale of the securities. This loss was recovered by an increase in the yield of the purchased securities. The Corporation invested the proceeds from this sale in U.S. Treasury obligations.

     There was very little change in the mix of investment securities from 1995 to 1996. The security balances decreased from $76,022,000 in 1995 to $72,472,000 in 1996. This reduction was the result of a strong loan demand and the need for additional loan funds.

     U.S. Agencies increased approximately $451,000 between 1996 and 1995, while mortgage-backed U.S. Treasury securities decreased approximately $3,824,000 during this same period. The change in portfolio mix was due to the interest rate environment and the need to sell the small remainder portions of mortgage-backed securities. During this period of declining interest rates and increasing bond prices, the Corporation reduced the prepayment risk associated with holding mortgage-backed securities by rotating out of such securities and investing in U.S. Agency category securities with comparable yields and more predictable prepayment characteristics.

     As of December 31, 1998, the Corporation did not have any structured notes in its portfolio. As of December 31, 1997, and 1996, the security portfolio held structured notes totaling $0.00 and $3,459,000, respectively. The investment policy has specific guidelines describing the types and characteristics of acceptable structured notes for the Corporation's portfolio. All structured notes are U.S. Government Agency issues.

     Management's security strategy includes utilizing proceeds from the maturity or sale of short-term securities, adjustable rate instruments, and easily marketable securities to fund a portion of the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings. As of December 31, 1998, 100% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. As noted earlier, sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance.

     Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 1997 and 1996 was a result of the swing in the interest rate environment during that period, in conjunction with the change in the portfolio mix. Although there was a significant change in the unrealized gain/loss on securities between 1997 and 1996, management considers these changes to be temporary in nature.

     LOANS

     The loan portfolio constitutes the major earning asset of the Corporation and in the opinion of management offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit which exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

     The Corporation has stated in its Loan Policy the following objectives for its loan portfolio: (a) to make loans on sound and thorough credit analysis,
(b) proper documentation of all loans, (c) to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer, (d) to seek good relationships with the customer, (e) to avoid undue concentrations of loans, and (f) to keep non-accrual loans to a minimum by aggressive collection policies.

     The Corporation, through its policy, seeks to maintain a diversification of its loan portfolio by limiting the various types of loans relative to the size of the total portfolio. Agricultural loans and real estate loans are limited to 35% of total loans; land acquisition and development to 40%; commercial construction to 25%; residential construction to 50%; and residential mortgage to 60%.

     The Corporation will extend credit both on a secured and unsecured basis to borrowers whose credit, character and capacity to repay are firmly established. In addition, there must be a clear purpose for the loan and a reliable and sufficient source of repayment. Financial statements are required for all unsecured loans of $10,000 and above. If collateral is to be used to secure the loan, the quality and liquidity of the asset must be confirmed before the loan is approved. All loan officers are granted lending limits under which they can advance funds without the prior approval of the Chief Executive Officer. These limits are assigned by the Chief Executive Officer and are subject to change when necessary. The Chief Executive Officer can lend up to $250,000 on a secured basis and $100,000 on an unsecured basis without the approval of the Executive Loan Committee, which consists of the Chief Executive Officer and at least two outside directors.

     The Corporation has established certain Loan to Value (LTV) limitations for the various types of loans offered to is customers. Each loan type has a percentage LTV that represents the liquidity of the collateral. Real estate LTV's range from 65% for raw land purchase to 85% for 1-4 residential properties. LTV's on consumer loans such as automobiles, boats, aircraft and mobile homes are limited to 80% for new collateral and 75% for used collateral. Timber deed loans are restricted to 80% of timber cruise.

     The Corporation expects each loan to be paid in full at the time of maturity. However, circumstances may arise that would cause a loan to not be paid in full at maturity but rather, renewed for an additional period of time. The loan officers will not agree prior to the initial loan to renew a note at maturity, if requested, they will assess the loan for credit quality at the requested renewal date and make a decision on the renewal at that time. If the renewal loan complies with the credit criteria of the Corporation, the officer may renew the loan. There is no written policy addressing the rollover of loans and each renewal stands on its own merits. It is the practice of the Corporation that a principal reduction must be made on or prior to the second renewal date. Generally, all unsecured loans should have a 10% reduction before the first renewal. The maturities of all loans are a decision that is mainly determined by the needs of the customer, provided the maturity is within the guidelines of the Corporation's credit policy. Furthermore, the desire of the customer for a shorter maturity loan enables the Corporation to achieve its asset liability management goals by having a greater amount of assets re-price to match the repricing schedule of our short-time deposit portfolio.

     In general, the loan growth experienced in 1998 was due to a continuation of the overall growth in the area that is served by the Corporation. The continued success of the Casino on the Choctaw Indian Reservation caused an increase in the number of businesses to serve the visitors drawn by the Casino. The increase of jobs in the area also helped to tighten the housing market in the area and caused a large number of new houses to be built. This is evidenced by the fact that real estate mortgage loans grew by $4,518,000 or 8.35% in 1998, $3,203,000 or 6.29% in 1997 and grew by $3,435,000 or 7.23% in 1996.

     Commercial and agricultural loans also showed large growth during this period. These loans grew $8,266,000 or 9.11% in 1998, $9,601,000 or 11.84% in
1997 and $14,308,000 or 21.43% in 1996. This increase was not caused solely by the influence of the Casino in the area, but was due in part to an increase in the number of chicken house loans made in this period.

     Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management is aware of the increasing trend in this category and believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage this risk.

     Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4 to the consolidated financial statements.

                          TABLE 9 - LOANS OUTSTANDING

                                                                 AT DECEMBER 31,
                                                1998        1997      1996       1995      1994
                                              ----------------------------------------------------
Commercial and agricultural                   $ 98,956   $ 90,690   $ 81,089   $ 66,781   $ 51,476
Real estate - construction                       6,645      4,533      5,826      6,174      3,006
Real estate - mortgage                          58,637     54,119     50,916     47,481     39,825
Consumer                                        49,734     47,466     44,015     38,482     31,102
                                              --------   --------   --------   --------   --------
TOTAL LOANS                                    213,972    196,808    181,846    158,918    125,409
                                              ========   ========   ========   ========   ========

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

                           TABLE 10 - LOAN LIQUIDITY


                                                                                      LOAN MATURITIES AT DECEMBER 31, 1998
                                                                                      1 YEAR     1 - 5       OVER 5
                                                                                     AND LESS    YEARS       YEARS     Total
                                                                                    ------------------------------------------
All loans                                                                            $ 87,912   $ 89,736   $ 36,324   $213,972

SENSITIVITY TO CHANGES IN INTEREST RATES
----------------------------------------
                                                                                                 1 - 5       OVER 5
                                                                                                 YEARS       YEARS
                                                                                                 ------------------
Fixed rates                                                                                      $86,412    $21,417
Variable rates                                                                                     3,324     14,907
                                                                                                 -------    -------
                                                                                                 $89,736    $36,324
                                                                                                 =======    =======

     DEPOSITS

     The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total average deposits have shown steady growth over the past few years, increasing 10.75% and 1.72% in 1998 and 1997, respectively. The decrease shown in interest-bearing demand accounts and the increase in certificates of deposit since 1996 are the result of a change in deposit choices by customers and not as a result of any particular incentive. Time deposits continue to be the largest single source of the Corporation's deposit base.

     A three year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

                        TABLE 11 - DEPOSIT INFORMATION

                                     -------------------------------------------------------------------
                                       1998                    1997                 1996
                                     -------------------------------------------------------------------
                                       Average      Average    Average    Average    Average    Average
                                       Balance      Rate       Balance    Rate       Balance    Rate
                                     -------------------------------------------------------------------
Noninterest-bearing                   $ 34,909                $ 34,717              $ 37,895
Interest-bearing demand                 68,330      2.87%       57,406    2.78%       68,036    2.64%
Savings                                 18,201      3.73%       17,594    3.90%       16,681    3.90%
Certificates of deposit                147,074      5.28%      132,742    5.42%      115,746    5.19%
                                     -------------------------------------------------------------------
                                      $268,514      3.88%     $242,459    3.91%     $238,358    3.55%
                                      ========      =====     =========   =====     ========    =====

                       MATURITY RANGES OF TIME DEPOSITS
              WITH BALANCES OF $100K OR MORE AT DECEMBER 31, 1998

3 months or less                                     $29,503
3 through 6 months                                    11,642
6 through 12 months                                   16,970
over 12 months                                         1,486
                                                     -------
                                                     $59,601
                                                     =======

The Corporation in its normal course of business will acquire large certificates of deposit, generally from public entities, for a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Corporation.

     BORROWINGS

     Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, short-term borrowings from the Federal Home Loan Bank of Dallas (FHLB), and U.S. Treasury demand notes for treasury, tax and loan (TT&L).

                       TABLE 12 - SHORT-TERM BORROWINGS


                                                        As of December 31,
                                                    --------------------------
                                                     1998     1997      1996
                                                    -----    ------    -------
Year-end balance of federal funds purchased         $   0    $8,800    $     0
Year-end balance of FHLB borrowings                     0         0          0
Year-end balance of treasury tax and loan note        700       700        438
                                                    -----    ------    -------
                                                    $ 700    $  700    $ 9,238
                                                    =====    ======    =======
Maximum month-end balance of federal
  funds purchased                                     300    $4,300    $10,100
Maximum month-end balance of Federal
  Home Loan Bank borrowings                         $   0    $8,600    $10,400
Maximum month-end balance of Treasury
 Tax and Loan Note                                  $ 700    $  700    $   700
Average balance of short term borrowings            $ 635    $4,148    $ 4,114
Weighted average rate of borrowings                  5.20%     4.87%      5.34%


     As of December 31, 1998 and 1997, the Corporation's short-term borrowings consisted only of the treasury tax open-end note in the amount of $700,000. As of December 31, 1996, the Corporation had, in addition to the TT&L note in the amount of $438,000, federal funds purchased in the amount of $8,800,000. The Corporation foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Corporation has the capacity to borrow up to $59 million from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

     The Corporation, at the end of 1998, had long-term debt in the amount of $10,000,000 to the Federal Home Loan Bank for advances and $2,416,000 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The last of the Corporation's debentures matured on January 31, 1997 in the amount of $32,695. The remaining maturity schedule of the long-term debt at December 31, 1998 is listed below.


          Less than one year           $     1,000
          One year to three years           18,000
          Over three years              12,397,000

     LIQUIDITY AND RATE SENSITIVITY

     Liquidity management is the process by which the Corporation ensures that adequate liquid funds are available to meet financial commitments on a timely
basis.   These commitments include honoring withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, making shareholder dividend payments, paying operating expenses, funding capital expenditures, and maintaining reserve requirements.

     Interest rate risk is the exposure to Corporation earnings and capital from changes in future interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the Corporation's interest margin regarding swings in interest rates to assuring that there are sufficient capital and liquidity to support future balance sheet growth.

     The asset/liability committee is responsible for managing liquidity issues and interest rate risk, among other matters. Various interest rate movements are factored into a simulation model to assist the asset/liability committee in assessing interest rate risk. The committee analyzes the results of the simulation model to formulate strategies to effectively manage the interest rate risk that may exist.

     The liquidity of the Corporation is dependent on the receipt of dividends from the Bank. Certain restrictions exist regarding the transfer of funds from the Bank as explained in Item 1. Management expects that in the aggregate, the Bank will continue to have the ability to provide adequate funds to the Corporation.

     The Bank's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, and federal funds purchased, and long-term borrowing from the FHLB. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. All of the investment securities portfolio are classified in the available-for-sale category, and are available to be sold, should liquidity needs arise. Table 13
- Funding Uses and Sources details the main components of cash flows for 1998 and 1997.

                      TABLE 13 - FUNDING USES AND SOURCES

                                                              1998               1997
                               --------------------------------------------------------------------------------
                               Average      Increase/(decrease)                  Average    Increase/(decrease)
                               Balance      Amount          Percent              Balance    Amount     Percent
                               --------------------------------------------------------------------------------
FUNDING USES
---------------
Loans                          $202,228      $15,048          8.04%              $187,180   $45,988     32.57%
Taxable
securities                       70,801      $ 7,468         11.79%                63,333    (6,109)    -8.80%
Tax-exempt
securities                        8,600      $ 3,255         60.90%                 5,345      (368)    -6.44%
Federal Home
Loan Bank stock                   1,142      $  (203)       -15.09%                 1,345       653     94.36%
Federal funds
sold                              9,804      $ 7,692        364.20%                 2,112    (5,203)   -71.13%
                               --------      -------        ------               --------   -------    ------
                               $292,575      $33,260         12.83%              $259,315   $34,961     15.58%
                               ========      =======        ======               ========   =======    ======

FUNDING SOURCES
---------------
Noninterest-
bearing deposits               $ 34,909         ($86)        -0.25%              $ 34,995   $   782      2.29%
Interest-bearing
demand and
savings deposits                 86,531      $11,937         16.00%                74,594       306      0.41%
Time Deposits                   147,074      $14,332         10.80%               132,742    24,764     22.93%
Short-term
borrowings                          635     ($ 3,513)       -84.69%                 4,148     2,904    233.44%
Long-term debt                    7,630      $ 7,627     254233.33%                     3      (124)   -97.64%

                               $276,779      $30,297         12.29%              $246,482   $28,632     13.14%
                               ========      =======        ======               ========   =======    ======

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Corporation's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

              TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY


                 AT DECEMBER 31, 1998


                                     1 - 90     91 - 365      1 - 5
                                      Days        Days        Years     Over 5 years   Total
                                    ---------   --------     --------   ------------ --------
INTEREST EARNING ASSETS
-----------------------
Loans                               $  59,431   $ 52,635     $ 88,504     $  7,879   $208,449
Investment securities                  11,452     13,347       50,711       15,110     90,620
Federal Home Loan Bank stock                0          0            0          919        919
Federal Funds Sold                      4,500                                           4,500
                                    ---------   --------     --------     --------   --------
                                       75,383     65,982      139,215     $ 23,908    304,488
                                    =========   ========     ========     ========   ========

INTEREST BEARING LIABILITIES
----------------------------
Interest bearing demand deposits       68,394          0            0            0     68,394
Savings deposits                       19,106          0            0            0     19,106
Time deposits                          67,206     84,108        5,447            0    156,761
Short term borrowings                     700          0            0            0        700
Long term borrowings                        0          0            0       10,000     10,000
                                    ---------   --------     --------     --------   --------
TOTAL INTEREST BEARING
LIABILITIES                           155,406     84,108        5,447      $10,000   $254,961
                                    =========   ========     ========     ========   ========

Rate sensitive gap                    (80,023)   (18,126)     133,768       13,908     49,527
Rate sensitive cumulative gap         (80,023)   (98,149)      35,619       49,527
Cumulative gap as a percentage
of total earning assets                -26.28%    -32.23%       11.70%       16.27%

     The purpose of the above table is to measure interest rate risk utilizing the repricing intervals of interest sensitive assets and liabilities. Rate sensitive gaps constantly change as funds are acquired and invested and as rates change. Rising interest rates are likely to increase net interest income in a positive gap position while falling interest rates are beneficial in a negative gap position.

     The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Corporation's deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day time frame.

     The Corporation's large negative cumulative gap position in the one year time period as of December 31, 1998 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 97% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Corporation's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

     CAPITAL ADEQUACY

     The Corporation and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies, as discussed in greater detail under Item 1 hereof. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal regulatory agencies to define capital tiers. These are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Corporation's financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

     Management believes the Corporation and the Bank meet all the capital requirements as of December 31, 1998, as noted below in Table 15 - Capital Ratios, and is well-capitalized under the guidelines established by the banking regulators. To be well-capitalized, the Corporation and Bank must maintain the prompt corrective action capital guidelines described above.

     Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $3,928,000, or 14.72% in 1997. The Corporation increased the amount of dividends paid to $794,100 in 1998 compared to $562,000 in 1997, an increase of $232,100 or 41.30%. The higher dividend payout, in addition to the stock dividend declared in 1996, represent management's effort to increase the value and return of each shareholder's investment in the Corporation.

     At December 31, 1998, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.


                           TABLE 15 - CAPITAL RATIOS


                                                                         At December 31,
                                                                  1998         1997      1996
                                                               ---------------------------------
Tier 1 capital
Shareholders' equity                                            $ 35,456    $ 31,221    $ 26,753
Less:  Intangibles                                                  (717)       (784)       (851)
Add/less: Unrealized loss/(gain) on securities                      (930)       (613)       ( 78)
Add:  Minority interest in equity accounts of
unconsolidated subsidiaries                                        1,200       1,106        (944)
                                                                --------    --------
TOTAL TIER 1 CAPITAL                                              35,009      30,930      26,773
                                                                            ========    ========
Total capital
Tier 1 capital                                                    35,009      30,930      26,773
Allowable allowance for loan losses                                2,597       2,356       2,205
                                                                --------    --------
TOTAL CAPITAL                                                     37,606      33,286      28,978
                                                                ========    ========    ========
RISK WEIGHTED ASSETS                                             207,437     188,098     176,077
                                                                ========    ========    ========
AVERAGE ASSETS  (FOURTH QUARTER)                                 330,079     283,195     271,087
                                                                ========    ========    ========
RISK BASED RATIOS
TIER 1                                                             16.88%      16.44%      15.21%
                                                                ========    ========    ========
TOTAL CAPITAL                                                      18.13%      17.70%      16.46%
                                                                ========    ========    ========
LEVERAGE RATIOS                                                    10.61%      10.92%      9.88%
                                                                ========    ========    ========

     PENDING CHARGES

     Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities," has been issued and will apply to some institutions that sell certain assets. SFAS 125 establishes standards for determining the circumstances under which transfers of financial assets should be considered sales or as secured borrowing and when a liability should be considered extinguished, and addresses the accounting requirements for servicing financial assets, including mortgage servicing rights. The Corporation did not have any transactions that would be subject to SFAS 125 at

December 31, 1998 or 1997 and does not have any at the current time. However, the Statement will be followed in the future should the Corporation have any activity that would fall under this accounting standard.

     INFLATION

     For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of the industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

     During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.


2B.  QUARTER ENDED JUNE 30, 1999

All information concerning the period ending December 31, 1998 presented under 2B has been retroactively adjusted to reflect the 5:1 stock split which was effective January 1, 1999 in order to assist the reader in making an informed analysis of these materials.

FINANCIAL INFORMATION

CITIZENS HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CONDITION

                                                                                                (Unaudited)       (Audited)
                                                                                                  June 30,       December 31,
                         ASSETS                                                                     1999             1998
                                                                                                -------------   -------------
Cash and due from banks                                                                         $ 11,453,090    $ 15,234,594
Interest bearing balances at Federal Home Loan Bank                                                  724,592       1,063,244
Federal funds sold                                                                                   800,000       4,500,000
                                                                                                ------------    ------------
Cash and cash equivalents                                                                         12,977,682      20,797,838
Federal Home Loan Bank stock                                                                       1,024,800         918,500
Investment securities available for sale, at fair value                                           95,369,868      90,620,004
Loans, net of allowance for loan losses of
$3,000,000 in 1999 and $2,900,000 in 1998                                                        221,107,266     208,449,416
Premises and equipment, net                                                                        4,350,263       4,433,652
Other real estate owned, net                                                                         296,034          57,094
Accrued interest receivable                                                                        3,782,563       3,697,109
Cash value of life insurance                                                                       2,641,709       2,516,361
Goodwill (net)                                                                                       683,358         716,862
Other Assets                                                                                       3,011,677       2,024,973
                                                                                                ------------    ------------
TOTAL                                                                                           $345,245,220    $334,231,809
                                                                                                ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing demand                                                                      $ 34,871,346    $ 37,983,554
Interest-bearing NOW and money market accounts                                                    82,829,306      68,391,505
Savings deposits                                                                                  19,866,694      19,106,323
Certificates of deposit                                                                          152,905,538     156,760,846
                                                                                                ------------    ------------
Total deposits                                                                                   290,472,884     282,242,228

Accrued interest payable                                                                           1,221,641       1,274,059
Federal Home Loan Bank advances                                                                   10,000,000      10,000,000
Federal funds Purchased                                                                            1,200,000               0
ABE loan liability                                                                                 2,764,801       2,416,327
Treasury tax and loan note option                                                                    700,000         700,000
Directors deferred compensation payable                                                              764,205         718,868
Income taxes payable                                                                                       0               0
Other liabilities                                                                                    438,535         225,390
                                                                                                ------------    ------------
Total liabilities                                                                                307,562,066     297,576,872
                                                                                                ------------    ------------
Minority interest in consolidated subsidiaries                                                     1,234,758       1,199,628

STOCKHOLDERS' EQUITY
Common stock; $.20 par value, 3,750,000 shares authorized,
 and 3,308,750 shares outstanding at June 30, 1999, and
 $1.00 par value, 750,000 shares authorized and 670,750
 shares outstanding at December 31, 1998                                                             670,750         670,750

Less:  Treasury stock, at cost 45,000 shares at
June 30, 1999 and 9,000 at December 31, 1998                                                        (239,400)       (239,400)
Additional paid-in capital                                                                         3,353,127       3,353,127
Retained earnings                                                                                 33,124,246      30,740,947
Accumulated Other Comprehensive Income, net of
income taxes of $(242,169) in 1999 and $495,909 in 1998                                             (460,327)        929,885
                                                                                                ------------    ------------
Total stockholders' equity                                                                        36,448,396      35,455,309
                                                                                                ------------    ------------
TOTAL                                                                                           $345,245,220    $334,231,809
                                                                                                ============    ============

See notes to consolidated financial statements

CITIZENS HOLDING COMPANY
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

                                                                  For the three months               For the six months
                                                                      ended June 30,                   ended June 30,
                                                                    1999          1998              1999            1998
                                                                 ----------    ----------       ------------    ------------
INTEREST INCOME:
Loans, including fees                                            $4,771,770    $4,551,888       $  9,509,086    $  9,027,939
Federal funds sold                                                   72,813       166,293            135,282         296,254
Investment securities                                             1,390,053     1,196,214          2,692,275       2,259,543
Other interest                                                        9,579        53,598             21,360          56,376
                                                                 ----------    ----------       ------------    ------------
Total interest income                                             6,244,215     5,967,993         12,358,003      11,640,112

INTEREST EXPENSE:
Deposits                                                          2,496,394     2,586,674          4,987,462       5,086,189
Other borrowed funds                                                151,508       128,898            299,379         161,872
                                                                 ----------    ----------       ------------    ------------
Total interest expense                                            2,647,902     2,715,572          5,286,841       5,248,061
                                                                 ----------    ----------       ------------    ------------
NET INTEREST INCOME                                               3,596,313     3,252,421          7,071,162       6,392,051

PROVISION FOR LOAN LOSSES                                           236,983       117,719            382,617         168,981
                                                                 ----------    ----------       ------------    ------------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                                        3,359,330     3,134,702          6,688,545       6,223,070
                                                                 ----------    ----------       ------------    ------------
OTHER INCOME:
Service charges on deposit accounts                                 588,196       498,276          1,150,825       1,009,817
Other service charges and fees                                       93,479        79,386            184,645         170,552
Other income                                                        114,434        43,537            201,090         153,251
                                                                 ----------    ----------       ------------    ------------
Total other income                                                  796,109       621,199          1,536,560       1,333,620

OTHER EXPENSES:
Salaries and employee benefits                                    1,135,775     1,045,128          2,188,097       2,174,416
Occupancy expense                                                   325,117       308,743            633,186         617,600
Other operating expense                                             456,939       333,763            935,494         882,563
Earnings applicable to minority interest                             51,987        43,802            101,266          85,685
                                                                 ----------    ----------       ------------    ------------
Total other expenses                                              1,969,818     1,731,436          3,858,043       3,760,264
                                                                 ----------    ----------       ------------    ------------
INCOME BEFORE PROVISION
   FOR INCOME TAXES                                               2,185,621     2,024,465          4,367,062       3,796,426
                                                                 ----------    ----------       ------------    ------------
PROVISION FOR INCOME TAXES                                          701,159       687,355          1,487,450       1,324,008
                                                                 ----------    ----------       ------------    ------------
NET INCOME                                                       $1,484,462    $1,337,110       $  2,879,612    $  2,472,418
                                                                 ==========    ==========       ============    ============
NET INCOME PER SHARE                                                  $0.45         $0.40              $0.87           $0.75
                                                                      =====         =====              =====           =====

See notes to consolidated financial statements

CITIZENS HOLDING COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)


                                                                   For the three months             For the six months
                                                                      ended June 30,                   ended June 30,
                                                                   1999           1998              1999            1998
                                                                 ----------    ----------       ------------    ------------
Net Income                                                       $1,484,462    $1,337,110       $  2,879,612    $  2,472,418
Other comprehensive income, net of tax                             (997,012)       22,531         (1,393,632)        (59,147)
Unrealized gains (losses)
   Less reclassification adjustment                                   3,419             0              3,419               0
     Total other comprehensive income                              (993,593)       22,531         (1,390,213)        (59,147)
Comprehensive income                                             $  490,869    $1,359,641       $  1,489,399    $  2,413,271
                                                                 ==========    ==========       ============    ============


CITIZENS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                                                    1999            1998
                                                                                                ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Cash Provided by Operating Activities                                                       $  3,091,368    $  2,315,009

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities avail for sale                                             13,570,711       4,512,212
Proceeds from sale of investment securities                                                        1,499,393               0
Purchases of investment securities                                                               (22,043,367)    (19,164,882)
Purchases of bank premises, furniture, fixtures and
equipment                                                                                           (180,611)       (298,794)
Decrease in interest bearing deposits with other  banks                                              338,652      (3,164,731)
Net (increase) decrease in federal funds                                                           4,900,000      (6,200,000)
Net increase in loans                                                                            (13,040,467)     (5,713,516)

Net Cash Used by Investing Activities                                                            (14,955,689)    (30,029,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits                                                                8,230,656      21,973,301
Net increase (decrease) in ABE loans                                                                 348,474         (74,087)
Increase in FHLB advances                                                                                  0      10,000,000
Payment of dividends                                                                                (496,313)       (397,050)

Net Cash Provided by Financing Activities                                                          8,082,817      31,502,164

Net Increase (Decrease) in Cash and Due from Banks                                                (3,056,912)      3,787,462
Cash and Due From Banks, beginning of year                                                        15,234,594      10,025,883
Cash and Due from Banks, end of period                                                            11,453,090      13,813,345

Notes to Unaudited Consolidated
Financial Statements
For the six months ended June 30, 1999

1. The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial condition of the interim period. All adjustments and reclassifications are or a normal and recurring nature. Results for the period ending June 30, 1999, are not necessarily indicative for results which may be expected for any other interim period or for the year as a whole.


2. Summary of Significant Account Policies. See note 1 of the Notes to Consolidated Financial Statements in the Citizens Holding Company 1998 Audit Report that was included as an exhibit to the Form-10 Registration Application filed June 21, 1999.

     Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, the approval of regulatory agencies and shareholders, the effect of interest rates changes, the expansion of the Corporation, competition in the financial services market for both deposits and loans, and general economic conditions.

     Investment Securities--The Corporation classifies all of its securities as available-for-sale and carries them at fair value with unrealized gains or losses reported as a separate component of capital, net of any applicable income taxes. Realized gains or losses on the sale of securities available-for-sale, if any, are determined on an identification basis. The Corporation does not have any securities classified as Held for Trading.


3. In the ordinary course of business, the Corporation enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying financial statements. As of June 30, 1999, the Corporation had entered into commitments with certain customers amounting to $18,970,000 compared to $19,350,000 at December 31, 1998. There were
     $319,025 of letters of credit outstanding at June 30, 1999, compared to $290,000 at December 31, 1998.


4. Net income per share--Basic, has been computed based on the weighted average number of shares outstanding during each period. Net income per share--Diluted, has been computed based on the weighted average number of shares outstanding during each period plus the dilutive effect of outstanding granted options. Basic weighted average shares for 1998 have been adjusted to reflect the five-for-one stock split on the common stock effective January 1, 1999. Earnings per share were computed as follows:


                                                  June 30,     June 30,
                                                    1999         1998
                                                 ----------   ----------

Basic weighted average shares outstanding         3,308,750    3,308,750
Dilutive effect of granted options                   19,300            0
                                                 ----------   ----------
Diluted weighted average shares outstanding       3,328,050    3,308,750

Net Income                                       $2,879,612   $2,472,418
Net income per share--Basic                      $      .87   $      .75
Net income per share--Diluted                    $      .87   $      .75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Management's discussion and analysis is written to provide greater insight into the results of operations and the financial condition of Citizens Holding Company, (the "Corporation").

LIQUIDITY

The Corporation has an asset and liability management program that assists management in maintaining it interest margins during times of both rising and falling interest rates and in maintaining sufficient liquidity. Liquidity if the Corporation at June 30, 1999 was 35.90% and at December 31, 1998 was 38.21%. Liquidity is the ratio of short-term investments to potentially volatile liabilities. Management believes it maintains adequate liquidity for the Corporation's current needs.

When the Corporation has more funds than it needs for its reserve requirements or short-term liquidity needs, the Corporation increases its security investments or sells federal funds. It is management's policy to maintain an adequate portion of its portfolio of assets and liabilities on a short-term basis to insure rate flexibility and to meet loan funding and liquidity needs. The Corporation has federal funds lines with correspondent banks in the amount of $28,500,000. In addition, the Corporation has the ability to draw on its line of credit with the Federal Home Loan Bank in excess of $20,000,000 at June 30, 1999.

CAPITAL RESOURCES

The Corporation's equity capital was $36,448,396 at June 30, 1999. The main source of capital for the Corporation has been the retention of net income.

On January 1, 1999, the Corporation issued a five-for-one (5:1) split to the shareholders of the Corporation. This split increased the number of shares outstanding to 3,308,750 from 661,750. The number of shares authorized increased from 750,000 to 3,750,000 after the split. Additionally, the shareholders approved an increase in authorized shares to 15,000,000 at the annual meeting held April 13, 1999. Cash dividends in the amount of $496,312 or $.15 per share were paid June 30, 1999, compared to $397,050 or $.12 per share in the same period in 1998.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier 1 capital (primarily common stock and retained earnings, less goodwill) to risk weighted assets, and of Tier 1 capital to average assets. Management believes that as of June 30, 1999, the Corporation meets all capital adequacy requirements to which it is subject.

                                                                                               To Be         Well
                                                                                            Capitalized      Under
                                                                      For        Capital      prompt      Corrective
                                             Actual                Adequacy     Purposes      Actions     Provisions
                                             Amount      Ratio      Amount        Ratio       Amount         Ratio
                                           ----------    -----    ----------    --------    ----------     ---------
As of June 30, 1999
Total Capital                              $40,173,395   18.51%   $17,364,940      *8.00%   $21,706,175       *10.00%
  (to Risk-Weighted Assets)

Tier 1 Capital                             $37,460,123   17.26%   $ 8,682,470      *4.00%   $13,023,705        *6.00%
  (to Risk-Weighted Assets)

Tier 1 Capital                             $37,460,123   10.98%   $13,644,646      *4.00%   $17,055,807        *5.00%
  ( to Average Assets)
* = greater than

RESULTS OF OPERATIONS

The following table sets forth for the periods indicated, certain items in the consolidated statements of income of the Corporation and the related changes between those periods:


                                                               For the six Months Ended        Difference
                                                                  1999          1998        Amount       %
                                                               ----------    -----------   --------    ------
Interest Income                                                $12,358,003   $11,640,112   $717,891     6.17%
Interest Expense                                                 5,286,841     5,248,061     38,780     0.74%
                                                               -----------   -----------   --------   ------
    Net Interest Income                                          7,071,162     6,392,051    679,111    10.62%
Provision for Loan Losses                                          382,617       168,981    213,636   126.43%
                                                               -----------   -----------   --------   ------

       Net Interest Income after
         Provision for Loan Losses                               6,688,545     6,223,070    465,475     7.48%
Other Income                                                     1,536,560     1,333,620    202,940    15.22%
Other Expense                                                    3,858,043     3,760,264     97,779     2.60%
                                                               -----------   -----------   --------   ------

       Income before Provision For
         Income Taxes                                            4,367,062     3,796,426    570,636    15.03%
Provision for Income Taxes                                       1,487,450     1,324,008    163,442    12.34%
                                                               -----------   -----------   --------   ------
       Net Income                                              $ 2,879,612   $ 2,472,418    407,194    16.47%
                                                               ===========   ===========   ========   ======
Net Income Per share B Basic                                   $      0.87   $      0.75   $   0.12    16.00%
                                                               ===========   ===========   ========   ======
Net Income Per Share-Diluted                                   $      0.87   $      0.75   $   0.12    16.00%
                                                               ===========   ===========   ========   =====

Net Income Per Share -- Basic is calculated using weighted average number of shares outstanding for the period. Net Income Per Share -- Diluted is calculated using the weighted average number of shares outstanding for the period, plus the net effect of granted stock options.

Annualized return on average equity was 1.69% for the six months ended June 30, 1999, and 1.62% for the six months ended June 30, 1998.

The book value per share increased to $11.02 at June 30, 1999 compared to $10.72 at December 31, 1998. This increase is due to the increased earnings during this period. Average assets for the six months ended June 30, 1999, were $341,071,470 compared to $305,185,185 for the same period in 1998; average equity increased to $36,029,538 for the six months ended June 30, 1999, from $32,250,489 for the same period in 1998.

NET INTEREST INCOME/NET INTEREST MARGIN

One component of the Corporation's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid for deposits and borrowed funds. The net interest margin is net interest income expressed as a percentage of average earning assets.

The annualized net interest margin was 4.51% for the six months ended June 30, 1999, compared to an annualized net interest margin of 4.51% for the six months ended June 30, 1998. Earnings assets averaged $311,115,046 for the six months ended June 30, 1999. This represented an increase of $27,158,223 or 9.55%, over average earning assets of $284,001,500 for the six months ended June 30, 1998. This increase was from normal growth of the Corporation and not from any special program or promotion.

The net interest income figures above include income from the Corporation's securities. The following table shows the interest and fees and corresponding yields for loans only.

                                        For the Six Months Ended
                                ---------------------------------------
                                     June 30, 1999     June 30, 1998
                                -------------------- ------------------
Interest and Fees                  $  9,375,510          $  8,947,518
Average Loans                      $213,933,314          $196,723,005
Annualized Yield                           8.83%                 9.16%

CREDIT LOSS EXPERIENCE

As a natural corollary to the Corporation's lending activities, some loan losses are to be expected. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. The degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. The Corporation attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

The Corporation maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans which the Corporation's management determines require further monitoring and supervision are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by the Corporation's Board of Directors.

The Corporation charges off that portion of any loan which management considers to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond the collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrowers industry. The principal amount of any loan which is declared a loss is charged against the Corporation's allowance for loan losses.

The Corporation's allowance for loan losses is designed to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Actual loan losses or recoveries are charges or credited to the allowance for loan losses. The amount of the allowance is determined by management of the Corporation. Among the factors considered in determining the allowance for loan losses are the current financial condition of the Corporation's borrowers and the value of security, if any, for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are the Corporation's historical loan loss experience and reports of banking regulatory authorities. Because these estimates, factors and evaluations are primarily judgmental, no assurance can be given as to whether or not the Corporation will sustain loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

The following table summarizes the Corporation's allowance for loan loss for the dates indicated:

                                                                         Amount of   Percent of
                                          June 30,        Dec. 31,       Increase     Increase
                                            1999           1998         (Decrease)   (Decrease)
BALANCES:                               -----------     ------------    ----------   ----------
Gross loans                             $226,713,649    $213,972,111    $7,135,155      3.33%
Allowance for loan losses                 3,000,0004       2,900,000       100,000      3.45%
Nonaccrual loans                             380,551         649,000      (268,449)   (41.36%)
Ratios:
Allowance for loan losses to
     gross loans                                1.32%           1.36%
Net loans charged off to allowance
     For loan losses                            9.42%          22.28%

The provision for loan losses was $382,617 for the six months ended June 30, 1999. This is an increase of $213,636 or 126.43 %, over the $168,981 for the six months ended June 30, 1998. This increase of 126.43% is due in part to the change in the timing of management's additions to the allowance for loan loss. Prior to 1999, this provision was made at year-end where now the provision is adjusted quarterly. In addition to the quarterly addition to the allowance, the Corporation adds an amount to the allowance in the amount of the net charge offs each month and loan losses for the six months of 1999 was higher than 1998. Gross loans outstanding increased 11.98% from June 30 1998 to June 30, 1999.
For the six months ended June 30, 1999, losses charged to the allowance for loan losses totaled $412,558. This was offset by recoveries of $129,941, with the net effect being $282,617 in loans charged to the allowance.

Management of the Corporation reviews with the Board of Directors the adequacy of the allowance for possible loan losses on a quarterly basis. The loan loss provision is adjusted when specific items reflect a need for such an adjustment. Management believes that there were no material loan losses during the last fiscal year that has not been charged off. Management also believes that the Corporation has adequately reserved for all credits in its portfolio that may result in a loss to the Corporation.

OTHER OPERATING INCOME

Other operating income includes service charges on deposit accounts, wire transfer fees, safe deposit box rentals and other revenue not derived from interest on earning assets. Other operating income for the six months ended June 30, 1999, increased $202,940 or 15.22% over the six months ended June 30, 1998. In periods of declining net interest margins, the Corporation has sought to increase the income derived from these sources and will continue to seek opportunities to do so.

OTHER OPERATING EXPENSE

Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Corporation has put pressure on Management to control overhead expenses. This desire to control overhead has resulted in only a small increase in other operating expenses in the six months ended June 30, 1999 compared to the six months ended June 30, 1998 of $97,779 or 2.60%. The Corporation's efficiency ratio at June 30, 1999 was 43.09%.

BALANCE SHEET ANALYSIS

                                                               Amount of     Percent of
                                 June 30,         Dec. 31,      Increase      Increase
                                  1999             1998        (Decrease)    (Decrease)
                               ------------   ------------    -----------    ----------
Cash and Cash Equivalents      $ 12,977,682   $ 20,797,838    ($7,820,156)    (37.60%)
Investment Securities            95,369,868     90,620,004      4,749,864       5.24%
Loans                           221,107,266    208,449,416     12,657,850       6.07%
Total Assets                    345,245,220    334,231,809     11,013,411       3.30%

Total Deposits                  290,472,884    282,242,228      8,230,656       2.92%
                               ============   ============    ===========     ======
Total Stockholders Equity        36,448,396     35,455,309        993,087       2.80%

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are made up of cash and federal funds sold. The decrease of 37.60% is partly because of a continuing effort by the Corporation to reduce the float on cash letters sent to clearing banks. During this period federal funds sold were reduced to fund the strong loan demand and the increase in investment securities.

INVESTMENT SECURITIES

The investment securities are made up of U. S. Treasury Notes, U. S. Agency debentures, mortgage-backed securities, obligations of states, counties and municipal governments and Federal Home Loan Bank Stock. The increase of 5.24% was caused by the need for additional pledging for governmental deposit accounts and the desire to move surplus funds from the traditionally lower yielding federal funds sold into higher yielding investments.

LOANS

Loan demand continued to be strong in the service area of the Corporation as evidenced by the 6.07% increase in loans. Residential housing loans continue to be in demand along with commercial and industrial loans. No special loan programs were initiated during this period to add to this growth.

DEPOSITS

The following shows the balance and percentage change in the various deposits:

                                                                 Amount of      Percent of
                                    June 30,       Dec. 31,       Increase       Increase
                                      1999           1998        (Decrease)     (Decrease)
                                  ------------   ------------   -------------   -----------
Noninterest-bearing Deposits      $ 34,871,346   $ 37,983,554    ($3,112,208)       (8.19%)
Interest-Bearing Deposits           82,829,306     68,391,505     14,437,801        21.11%
Savings                             19,866,694     19,106,323        760,371         3.98%
Certificates of Deposit            152,905,538    156,760,846     (3,855,308)       (2.46%)
                                  ------------   ------------   ------------        -----
Total Deposits                    $290,472,884   $282,242,228   $  8,230,656         2.92%
                                  ============   ============   ============        =====

The increase in deposits reflected in the above table is solely the result of normal deposit growth for our service area. The Corporation does not have any brokered deposits. There were no special deposit programs or incentives in place during this period.

YEAR 2000

The Corporation has been diligent in preparing for the possible consequences of the date change on January 1, 2000. The Board has reviewed these anticipated consequences and has assigned a Y2K Coordinator to coordinate the review of the Corporation's systems to make a determination of what adjustments will be required. The Board has approved a budget for the solutions of these potential problems in the amount of $376,713. At the time of this application $370,000 or approximately 98% of this budget had been expended, with the remaining amount budgeted for customer information and education. This is being done in the form of radio and print advertisements and pamphlets inserted in the mailed out bank statements. Although some other benefits were obtained from the upgrades to the computer system, the main force behind the upgrade at this time was the need to address the Y2K issue.

Although our computer hardware and software were certified Y2K compliant by the respective vendors, the Corporation engaged the services of an outside consultant to conduct an on-site test of the computer systems. Testing of the system was accomplished by forward dating the system into the year 2000 and running sample transactions on these dates. During this test, no abnormalities in processing were discovered due to this date change. The Corporation will continue to monitor shared application software reviews to keep abreast of the software's compliance with the Y2K event.

The Corporation's personal computers have been evaluated and replaced or updated as needed. All other identified date sensitive equipment has been replaced or converted as required to maintain Y2K compliance. The Corporation believes that it has achieved its goal to have identified and corrected all potential Y2K problems by June 30, 1999, but will continue to search for potential problem areas and address them immediately, if any is found.

The Corporation currently requires that Y2K readiness be considered in the credit decision process on all new loan customers. Loan customers that have potential exposure would pose a credit risk if they have not addressed the possibility of business interruptions due to Y2K. The Corporation's loan personnel have identified the current loan customers with potential exposure and have surveyed them to check on their progress in resolving any problems. This process did not identify any problem area that might be of concern for the Corporation.

Several problems could result for the Corporation as a result of Y2K failures. Loss of electrical power, loss of communications and panic among the general public would require special operating procedures. The Corporation has formulated detailed plans to continue business in the event that any of these situations occur. Special procedures are in place to handle customer requests manually in case use of the computer is lost. Plans for clearing checks and other cash items also have been made. Additional cash will be added to the vault to handle the anticipated cash withdrawals in the fourth quarter of 1999.


CITIZENS HOLDING COMPANY QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material change in the Corporation's market risk since the end of the last fiscal year end of December 31, 1998.

OTHER INFORMATION

LEGAL PROCEEDINGS - None.

CHANGES IN SECURITIES - None.

DEFAULTS UPON SENIOR SECURITIES - None.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS - See discussion of items presented to and approved by the shareholders at the April 13, 1999 Annual Meeting, found under Item 11 herein.

OTHER INFORMATION - None.

ITEM 3.   PROPERTIES

The Corporation through the Bank, currently operates from its main office in downtown Philadelphia, from 12 additional branches in Neshoba, Newton, Leake, Scott, Attala, and Kemper counties and from its loan production office in Lauderdale County, all located in Mississippi. Information about these branches is set forth in the table below:

                                                                            BANKING
                                         LOCATION/                          FUNCTIONS
NAME OF OFFICE                           TELEPHONE NUMBER                   OFFERED

Main Office                              521 Main Street                Loans
                                         Philadelphia, Mississippi      Trust
                                         (601) 656-4692

Eastside Branch                          585 East Main Street           Drive-up
                                         Philadelphia, Mississippi
                                         (601) 656-4976

Westside Branch                          912 West Beacon Street         Loans
                                         Philadelphia, Mississippi      24 Hour Teller
                                         (601) 656-4978

Northside Branch                         720 Pecan Avenue               24 Hour Teller
                                         Philadelphia, Mississippi
                                        (601) 656-4977

Pearl River Branch                       Choctaw Shopping Center        Drive-up
                                         Philadelphia, Mississippi
                                         (601) 656-4971

Union Branch                             Corner of Horne & Bank         Loans
                                         Philadelphia, Mississippi
                                         (601) 774-9231

Carthage Main Office                     219 West Main Street           Loans
                                         Carthage, Mississippi
                                         (601) 267-4525

Crossroads Branch                        Intersection of Hwys 35 & 16   Drive-up
                                         Carthage, Mississippi
                                         (601) 267-4525

Madden Branch                            Highway 488                    Deposits
                                         Madden, Mississippi
                                        (601) 267-7366

Sebastopol Branch                        Main Street                    Loans
                                         Sebastopol, Mississippi
                                         (601) 625-7447

DeKalb Branch                            Corner of Main & Bell          Loans
                                         DeKalb, Mississippi
                                         (601) 743-2115

Kosciusko Branch                         775 North Jackson Avenue       Loans
                                         Kosciusko, Mississippi         24-hour Teller
                                         (601) 289-4356

Scooba Branch                            1048 Johnston Street           Loans
                                         Scooba, Mississippi
                                         (601) 476-8431

Meridian Office                          1821 Hwy 39 North              Loan Production
                                         Meridian, Mississippi
                                         (601) 693-8367

    The Bank owns its main office and all its branch offices, except for the Pearl River Branch, which is leased from the Mississippi Band of Choctaw Indians and its Loan Production office in Meridian. The main office facility, originally occupied in 1966, is used solely by the Corporation and the Bank. This facility contains approximately 20,000 square feet and houses the executive offices and all operations functions. The other branches range in size from nearly 4,000 square feet to 619 square feet.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)  PRINCIPAL HOLDERS OF COMMON STOCK

At April 13, 1999, the Corporation had three shareholders that were the beneficial owners of more than 5% of the common stock of the Corporation (the "Common Stock") and are listed below:


     (i)  The Molpus Company
          Philadelphia, Mississippi  39350
          252,525 shares or 7.63%


          NAME/ADDRESS                         AMOUNT AND             PERCENT
          OF BENEFICIAL                        NATURE OF              OF
          Owner                                BENEFICIAL OWNERSHIP   CLASS
          -----------------------------------  --------------------   -------
          Richard H. Molpus, Jr.                 63,131.25              25%
          502 Valley View Drive
          Philadelphia, MS 39350

          Melanie Molpus Meyers                  63,131.25              25%
          same address as above

          Nancy Molpus Pace                      63,131.25              25%
          same address as above

          Dorothy Molpus Howorth                 63,131.25              25%
          same address as above

     (ii) Herbert A. King
          Starkville, Mississippi
          239,015 shares or 7.22%

    (iii) George R. Mars
          Philadelphia, Mississippi
          194,210 shares or 5.8%

(b)  SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of April 13, 1999 the number and percentage of Common Stock beneficially owned by each Director of the Corporation and the Bank and by all the Corporation's and the Bank's Directors and Executive Officer as a group at April 13, 1999. Unless indicated otherwise in a footnote, the Directors and Executive Officer possess sole voting and investment power with respect to all shares shown.


NAME OF                                   COMMON STOCK           PERCENT
BENEFICIAL OWNER                          BENEFICIALLY OWNED     OF CLASS
---------------------------------------   ------------------   -------------
M. G. Bond                                     33,085              1.00%
Karl Brantley                                  10,160               .31
W. W. Dungan                                  140,140(1)           4.24
Don Fulton                                      5,250               .16
Andy King                                      50,355(2)           1.52
Herbert A. King                               239,015(3)           7.22
George R. Mars                                194,210(4)           5.87
William M. Mars                                12,335(5)            .37
David P. Webb                                  14,075(7)            .43
J. Steve Webb                                  90,305(6)           2.73
                                              -------             -----
All Directors and Executive Officers
as a group (10 persons)                       788,830(8)          23.84

--------------
(1)  Includes 94,500 shares owned by Mr. Dungan's spouse.

(2) Includes 890 shares owned by Mr. King's spouse and 1,460 shares owned by his children.

(3) Includes 7,275 shares owned jointly by Mr. King's spouse, 42,920 owned by his children; also includes 147,260 shares held in trust for his children.

(4) Includes 20,000 shares owned by Mr. Mars' spouse and 20,000 owned by his child; also includes 45,795 shares owned by Mr. Mars' mother that he has authority to vote.

(5)  Includes 3,285 shares owned by Mr. Mars' spouse.

(6) Includes 170 shares owned by Mr. Webb's spouse and 90,000 shares held in a limited partnership of which Mr. Webb is the managing general partner and has the power to vote the stock in such capacity.

(7)  David P. Webb is the son of J. Steve Webb.

(8) Includes 7,275 shares owned jointly with or of record by others with Directors and Executive Officers; also includes 237,260 in various entities controlled by Directors and 45,745 controlled by Power of Attorney.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the Directors and executive officers of the Corporation and Bank. Unless otherwise indicated in a footnote, each person has held the same or a comparable position with his present employer for the last five years. As of April 13, 1999, the Directors serve on a staggered Board, of staggered three year terms. The Officers of both the Corporation and the Bank are all elected for terms of one year. The Board has, by resolution, designated Steve Webb, Chairman, President and Chief Executive Officer as the sole executive officer of the Corporation and the Bank.

                                                          DIRECTOR OR
                             POSITIONS CURRENTLY           EXECUTIVE           OTHER
                                HELD WITH THE               OFFICER           PRINCIPAL
NAME AND AGE                CORPORATION AND BANK             SINCE            OCCUPATION
-----------------------------------------------------------------------------------------------
M. G. Bond, 66           Director of the Corporation          1986        Retired, Mississippi
                                                                          State Senator

Karl Brantley, 62        Director of the Corporation          1992        Plant Manager,
                         and the Bank                                     U.S. Electrical
                                                                          Motors,
                                                                          Philadelphia

W. W. Dungan, 65         Director of the Corporation          1981(1)     Partner,
                         and the Bank                                     McDaniel
                                                                          Timber Co.

 Don Fulton, 52          Director of the Corporation          1994        President and
                         and the Bank                                     General
                                                                          Manager,
                                                                          Nemanco, Inc.

Andy King, 44            Director of the Corporation          1997        Proprietor,
                         and the Bank                                     Philadelphia
                                                                          Motor Co.

Herbert A. King, 46      Director of the Corporation          1997        Engineer, King
                         and the Bank                                     Engineering,
                                                                          Inc.

George R. Mars, 59       Director of the Corporation          1977(1)     Retired
                         and the Bank                                     Proprietor,
                                                                          Mars
                                                                          Department
                                                                          Store

William M. Mars, 61      Director of the Corporation          1977(1)     Attorney, Mars,
                         and the Bank                                     Mars and Mars
                                                                          Attorneys


David P. Webb, 39        Director of the Corporation          1998        Attorney, Phelps
                         and the Bank                                     Dunbar, L.L.P.

Joe Steve Webb, 67       Director, Chairman,                  1970(1)     Chairman, President
                         President and CEO of                             and CEO of
                         Corporation and the Bank                         Corporation and the
                                                                          Bank

(1) Year that Director was elected to the Board of The Citizens Bank of Philadelphia. These Directors were elected to the Board of Citizens Holding Company at the time it was formed in 1982.

ITEM 6.   EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's and Bank's Chief Executive Officer based on salary and bonus earned during fiscal 1998. Officers of the Corporation receive their salary from the Bank.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION


NAME AND PRINCIPAL                                        ALL OTHER
  POSITION                    YEAR    SALARY     BONUS   COMPENSATION
---------------------------------------------------------------------
J. Steve Webb, Chairman,      1998   $130,000   $30,000   $22,741 (1)
     President and CEO        1997   $125,000   $25,000           (2)
     of the Corporation       1996   $115,062   $20,000           (2)
     and the Bank

(1) Represents matching contributions of $10,734 under The Citizens Bank Profit Sharing and Savings Plan (the 401-k plan), Directors fees in the amount of $10,925, and includes the value of the use of a company automobile in the amount of $1,082.

(2)  Information for previous years not required to be disclosed.


EMPLOYEES' LONG-TERM INCENTIVE PLAN

On April 13, 1999, the Corporation adopted the Citizens Holding Company Employees' Long-Term Incentive Plan (the "Employees' Plan"). The Employees Plan is intended to provide for the grant of shares of Common Stock in the form of stock options and restricted stock, in accordance with usual and customary terms and conditions. To that end, seven percent (7%) of the issued and outstanding Common Stock, as the same may be determined from time to time, is available for grant under the Employees Plan, which shares are authorized but unissued shares, treasury shares or shares acquired on the open market. The only options granted during this fiscal year were to Steve Webb. See table below.

The Board of Directors will administer the Employees' Plan.

OPTION GRANTS UNDER EMPLOYEE PLAN DURING 1999 FISCAL YEAR

The following table presents information on the stock option grants that were made during fiscal year 1999 to the Executive Officers of the Corporation, pursuant to the Employee Plan. (Numbers of options and per share exercise prices have been adjusted to reflect the five for one (5:1) split that occurred January 1, 1999).


                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                      NUMBER OF  % OF                                         ANNUAL RATES OF STOCK PRICE
                                      OPTIONS    OPTIONS       EXERCISE        EXPIRATION   APPRECIATION FOR OPTION TERM (1)
                                      GRANTED    GRANTED       PRICE           DATE                5%              10%
Steve Webb-Initial Grant               2,800      13.12%        10.72          01/01/09          9,233.04       20,579.30
Annual Grant                           1,000       4.52%        11.02          04/14/09          3,134.11        6,949.09

(1) The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Stock. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Stock and there can be no assurance that the amounts reflected in this table will be achieved. Furthermore, because there is no established market for the shares of Common Stock of the Corporation, there is no accurate market value to assign as of the date of grant.


AGGREGATED OPTION EXERCISES TO DATE

At the time of this application, no options have been exercised under the Employee Plan because no options are currently exercisable.

DIRECTOR COMPENSATION

During 1998, all Directors of the Corporation received $725 per month regardless of attendance at meetings or committee participation. In addition to this, all Directors receive $125 for attending the monthly meetings. Those Directors that serve on the Loan Committee receive an additional $50 per month.

Eight of the current Directors and one retired Director participate in a Deferred Compensation Plan that was established in June 1986. The Plan provides that a Director may defer a portion of his monthly fees for ten years in return for a benefit to be paid when they attain the retirement age of 70. After the ten year deferral period, the Director resumes receiving his full fee. The deferral amount is increased each year by a percentage of the Moody's Average Corporate Bond Rate for the month of October each year. Four of the Directors (S. Webb, Dungan, G. Mars and Bond) receive a rate of 130% of the Moody's rate and four (A. King, H. King, Brantley and Fulton) receive a rate of 100% of the Moody's rate. Due to his age at the time of acceptance into the Plan, one Director's benefits are defined and are not subject to the increases in the Moody's rate. The Moody's Average Corporate Bond Rate for October 1998 was 6.77%. To fund the Plan, the Corporation purchased individual life insurance policies for each of the participants.

PENSION PLAN

The Corporation maintains a 401-k plan, The Citizens Bank Profit Sharing and Savings Plan and Trust (the "401-k plan"). All Employees who have attained the age of 21 and completed one year of service are eligible to participate in the 401-k plan. The Corporation matches employee deferrals up to 6% of total compensation (including any overtime and bonuses) and a discretionary contribution to each participant is made regardless of deferral. This contribution for 1998 was 2.7% of total compensation. The 401-k plan recognizes a participant to be fully vested after five years in which the employee has at least 1,000 hours of service.

DIRECTORS' STOCK COMPENSATION PLAN

On April 13, 1999, the Company adopted the Citizens Holding Company Directors' Stock Compensation Plan (the "Directors' Plan"), to be effective as of January 1, 1999, providing for the grant of shares of $0.20 par value voting common stock issued by this Company (the "Common Stock"), subject to usual and customary terms and conditions. All non-employee Directors are eligible to receive options under the Directors' Plan. To provide for utilization of the Directors' Plan, 70,000 shares of Common Stock, (determined immediately after the five-for-one (5:1) stock split approved by the Board of Directors effective as of January 1, 1999) were made available for grant under the Directors' Plan. Such shares are authorized but unissued shares, treasury shares or shares acquired on the open market, as the same may be adjusted for stock splits, dividends or other adjustments in the capitalization of this Company.

The Board of Directors will administer the Directors' Plan.

OPTION GRANTS UNDER THE DIRECTORS' PLAN DURING FISCAL YEAR 1999

Pursuant to the Directors' Plan, effective January 1, 1999, the Non-Employee Directors were compensated with the grant of certain options. For the years of service prior to January 1, 1999, options were granted at the rate of 100 per year of service, otherwise the grants were all on the same terms and conditions. On April 14, 1999, each Director was granted 1,000 options for the annual option grant provided for in the Directors' Plan. The Directors' Plan further provides that the options are first exercisable six months and one day from the date of grant and must be exercised no later than ten years from the date of grant. However, the options must be exercised within one year from the date of cessation of service as a director. If a Director ceases to serve as a member of the Board of Directors on account of Cause, Options granted hereunder which are unexercised as of the occurrence of such Cause shall be forfeited.

AGGREGATED OPTION EXERCISES TO DATE

At the time of this application, no options have been exercised under the Directors' Plan because no options are currently exercisable. The Initial Grant Options cannot be exercised earlier than July 2, 1999 and the Annual Grant Options cannot be exercised until October 15, 1999.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, officers and their associates. These transactions have been on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the past several years, the Corporation has employed the legal services of Phelps Dunbar, L.L.P., of which Mr. David Webb, a current Director of the Corporation and Bank, is a partner. Phelps Dunbar has represented the Corporation in various legal areas, including tax audits, pension plan administration, civil lawsuit defense, and general corporate law. The Corporation expects that the firm will continue to represent the Corporation in similar matters in the future. In the opinion of management, the work performed by Phelps Dunbar, L.L.P. is on terms comparable to the terms that would have been reached with an unaffiliated party.

ITEM 8.   LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than routine litigation incidental to their business, to which the Corporation or the Bank is a party or which any of its property is subject.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET PRICE

The Common Stock of the Corporation is fairly closely held and is not traded on a regular basis, therefore, there is no established market for the shares of common stock of the Corporation. According to the best knowledge of the management of the Corporation, there have been only 30 sales transactions in Common Stock since November 1996, at prices ranging from $7 to $12 per share, as adjusted for the 5:1 stock split effective January 1, 1999. Management has not verified the accuracy of the prices that have been reported. Because of the lack of active trading of the Common Stock, these prices do not necessarily reflect the prices at which the Common Stock would trade in an active market.

The Shares of Common Stock are currently held of record by approximately 485 shareholders.

DIVIDENDS

The Corporation paid cash dividends totaling $.17 per share in 1997 and $.24 per share in 1998. The Corporation declares dividends on a semi-annual basis in June and December with payment following at the end of that month.

Funds for the payment by the Corporation of cash dividends are obtained from dividends received by the Corporation from the Bank. Accordingly, the declaration and payment of dividends by the Corporation depend upon the Bank's earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The following summary of the terms of the common stock of the Corporation does not purport to be complete and is qualified in its entirety by reference to the Corporation's Articles of Incorporation and Bylaws, which are filed as Exhibits to this Form 10.


AUTHORIZED BUT UNISSUED SHARES

As a result of a 5:1 stock split approved on October 27, 1998 and effective January 1, 1999, the Corporation's Amended Articles of Incorporation authorized the issuance of 3,750,000 shares of Common Stock, $.20 par value, of which 3,308,750 shares were issued and outstanding at April 13, 1999. However, at the April 13, 1999 Annual Shareholders Meeting, the Shareholders voted to increase the number of authorized shares to 15,000,000. Therefore, as of April 14, 1999, 15,000,000 shares were authorized and 3,308,750 were issued and outstanding.

The remaining authorized but unissued Shares of Common Stock may be issued upon authorization of the Board of Directors without prior shareholder approval. If additional shares of the Corporation are issued, the shareholders are not entitled to subscribe for such additional shares in proportion to the number of Shares of Common Stock owned by them prior to such issuance. Accordingly, the shareholders of the Corporation could have their percentage ownership interest in the Corporation diluted if these shares are issued in the future.

COMMON STOCK

VOTING RIGHTS

Except for (a) supermajority votes required to approve certain business combinations and certain other specific matters to be discussed below and (b) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the Mississippi Business Corporation Act, the affirmative vote of the holders of the majority of the votes cast at a meeting at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that Directors are elected by cumulative voting.

DIVIDEND RIGHTS

The holders of shares of Common Stock are entitled to receive dividends as and when declared by the Board of Directors from funds legally available for their payment. A dividend may be paid by the Corporation only if, after paying such dividend, (a) the Corporation would be able to pay its debts as they become due in the usual course of business, and (b) the Corporation's total assets would not be less than the sum of its total liabilities. Furthermore, because funds for the payment of the dividends by the Corporation must come primarily from the earnings of the Bank, restrictions on the amount of dividends that the Bank may pay also restrict the amount of funds available for payment of dividends by the Corporation. See Item 1. BUSINESS -- "Supervision and Regulation," and Item 9, MARKET PRICE OF AND

DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS -- "Dividends."

LIQUIDATION

Upon any liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to the Common Shareholders.

OTHER MATTERS

Holders of the Common Stock do not have preemptive rights with respect to the issuance of any securities of the Corporation. There are no sinking fund provisions applicable to the Common Stock. All outstanding Shares of Common Stock are, when issued, fully paid and nonassessable. Such shares are not redeemable at the option of the Corporation or holders thereof.

The Corporation presently serves as the registrar and transfer agent of the Corporation's Common Stock.

STAGGERED BOARD OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

The Corporation's Bylaws and Articles of Incorporation, both as amended, provide for a staggered Board of Directors. Under this staggered Board of Directors, the Board of Directors are divided into three classes of directors serving staggered three-year terms.

A vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, can be filled only at the annual shareholder meeting succeeding the creation of the vacancy. Any director elected to the Board of Directors to replace another director will hold office for the unexpired term of the director he replaced. The holders of 75% of the voting power of the Corporation's voting stock have the power to remove directors, but only the shareholders voting at the next annual meeting of shareholders have the power to fill the vacancies created by such removal.

Pursuant to shareholder action at the Annual Shareholder meeting held on April 13, 1999, any future amendment, repeal, or attempted adoption of any provision inconsistent with the above provisions shall require the affirmative vote of the holders of at least 75% of the voting power of the Corporation's voting stock.

ADOPTION OF THE MISSISSIPPI CONTROLLED SHARE ACT

The Corporation has elected, effective May 1, 1999, to be governed by the Mississippi Controlled Share Act. In 1990, Mississippi adopted the Mississippi Controlled Share Act in response to perceived abuses related to tender offers and other transactions that result in a change of control of a corporation. The effect of adopting the Mississippi Controlled Share Act is to deprive a person acquiring "controlled shares" in an issuing public corporation from voting such shares unless approved by the holders of a majority of the shares that are not "interested shares." Basically, the term "controlled shares" is defined as the shares that when added to the shares already held, either alone or as part of a group, would enable the acquiror to have either (a) one-fifth or more but less than one-third of the voting power; (b) one-third or more but less than a majority voting power; or
(c) a majority or more of all voting power. In the event of a controlled share acquisition (the direct or indirect acquisition of ownership of voting power over controlled shares), the acquiring person is required to file an acquiring person's statement with the company setting forth the number of shares acquired and certain other specified information. The company would then be required to call a special shareholders meeting for the purpose of considering the voting rights to be afforded the shares acquired or to be acquired in the controlled shares acquisition. At the meeting, the voting rights to be afforded the controlled shares are to be voted on by the voting shares other than the "interested shares," defined to include the shares owned by the acquiring person or group, the officers of the company, and any director of the corporation who is an employee of the company. Unless approved by the vote of a majority of the shares other than the interested shares, the controlled shares are afforded no voting rights.

Pursuant to shareholder action at the Annual Shareholder meeting held on April 13, 1999, any future amendment, repeal, or attempted adoption of any provision inconsistent with the Mississippi Controlled Share Act shall require the affirmative vote of the holders of at least 75% of the voting power of the Corporation's voting stock.

SHAREHOLDERS RIGHTS AGREEMENT

On April 13, 1999, the Shareholders of the Corporation adopted a Shareholder Rights Agreement. The Shareholder Rights Agreement provides for the issuance of rights to purchase additional shares of the Common Stock ("Rights") and contains provisions that are designed to protect shareholders in the event of an unsolicited attempt to acquire the Corporation. The implementation of the Shareholder Rights Agreement increases the Board of Directors' ability to represent effectively the interests of shareholders of the Corporation in the event of an unsolicited acquisition proposal by enabling it, among other things, to assure the various constituencies of the Corporation (i.e., its creditors, customers, employees, etc.) that the Corporation's stability can be maintained in a takeover environment. In addition, the Shareholder Rights Agreement will give the Board of Directors more time and the opportunity to evaluate an offer and exercise its good faith business judgment to take appropriate steps to protect and advance shareholder interests by negotiating with the bidder, auctioning the Corporation, implementing a recapitalization or restructuring design as an alternative to the offer, or taking other action.

The Rights are not intended to prevent a takeover of the Corporation and will not preclude a successful cash tender offer for all of the outstanding shares of Common Stock coupled with a requirement for the tender of Rights formerly attached to such shares. However, the Shareholder

Rights Agreement should discourage most efforts to acquire the Corporation (short of such an all inclusive tender offer) in a manner or on terms not approved by the Board of Directors. The Rights may be redeemed by the Corporation at a redemption price of $.001 per Right, and thus they should not interfere with any merger or other business combination approved by the Board of Directors nor affect any prospective offeror willing to negotiate in good faith with the Board of Directors.

Distribution of the Rights will not in any way alter the financial strength of the Corporation or interfere with its business plans. The distribution of the Rights is not dilutive, does not effect reported earnings per share, is not taxable either to the recipient or to the Corporation, and will not change the way in which shareholders can currently trade shares of the Corporation's common stock. However, under certain circumstances, more specifically described below, exercise of the Rights may be dilutive or affect reported earnings per share. Set forth below is a summary of specific provisions of the Shareholders Rights Agreement.

DIVIDEND DECLARATION; PURCHASE PRICE. The Board of Directors of the Corporation will declare a dividend distribution of one purchase right (a "Right") for each outstanding share of Common Stock, $.20 par value (the "Common Stock"), of the Corporation. The distribution will be payable on a future record date (the "Rights Record Date") to the shareholders of record on that date and a Right will be included with each new share of Common Stock issued after that date. Each Right will entitle the registered holder to purchase from the Corporation one share of Common Stock of the Corporation at a price of $150.00 per share (the "Purchase Price"), subject to adjustment in specified circumstances.

COMMON STOCK CERTIFICATES EVIDENCING RIGHTS. Initially, the Rights are not exercisable, and only become exercisable upon the occurrence of a Distribution Date, as described below. Certificates for the Rights will not be sent to shareholders, and the Rights will attach to and trade only together with the Common Stock until the Distribution Date. Accordingly, Common Stock certificates outstanding on the Rights Record Date evidence the Rights related thereto, and Common Stock certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference.

DISTRIBUTION DATE. The Rights will separate from the Common Stock ("Distribution Date") upon the earlier of (i) ten business days following a public announcement (the "Share Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person"), other than the Corporation or certain other exempt persons, has acquired or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock of the Corporation, or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer by any person or group of affiliated or associated persons, (after the acquisition of 20% or more that person also being an

"Acquiring Person") other than the Corporation or certain other exempt persons, the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 20% or more of such outstanding Common Stock.

ISSUANCE OF RIGHT CERTIFICATES; EXPIRATION OF RIGHTS. If the Distribution Date occurs, then as soon as practical following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights from and after the Distribution Date. The Rights will expire ten (10) years from the date they are declared (the "Expiration Date"), unless earlier redeemed by the Corporation as described below.

RIGHT TO BUY CORPORATION COMMON STOCK AT HALF PRICE. Unless the Rights are earlier redeemed, in the event that a person (other than an exempt person) becomes the beneficial owner of 20% or more of the Corporation's Common Stock then outstanding, then proper provision will be made so that each holder of a Right (other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the Purchase Price. In other words, a shareholder who owned one right to buy a share of stock at $150 per share would have the right to buy $300 worth of stock (valued at the public market price at that time) for a purchase of $150.

RIGHT TO BUY ACQUIRING CORPORATION STOCK AT HALF PRICE. Similarly, unless the Rights are earlier redeemed, in the event that, after there is an Acquiring Person, (i) the Corporation were to be acquired in a merger or other business combination transaction in which the Corporation was not the surviving corporation or in which the Corporation's outstanding Common Stock were changed or exchanged for stock or assets of another person or (ii) fifty percent (50%) or more of the Corporation's consolidated assets or earning power were to be sold (other than transactions in the ordinary course of business), proper provision will be made so that each holder of a Right (other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

REDEMPTION.  At any time on or prior to the close of business on the earlier of
(i) the Expiration Date, or (ii) the occurrence of an event whereby the Rights are exercisable for Common Stock of the Corporation (or of the Acquiring Corporation, as the case may be), the Corporation may redeem the Rights in whole, but not in part, at a price of $.001 per Right ("Redemption Price").

Immediately upon the action of the Board of Directors authorizing redemption of the rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

NO SHAREHOLDERS' RIGHTS PRIOR TO EXERCISE. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation (other than rights resulting from such holder's ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Article VI of the Corporation's Bylaws filed as an exhibit to this Form 10, which contains certain indemnification provisions pursuant to authority contained in the Mississippi Business Corporation Act.

In addition, the Corporation also maintains insurance coverage for the benefit of Directors and officers with respect to many types of claims that may be made against them, some of which claims are in addition to those described in Article VI of the Bylaws.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Consolidated Financial Statements and Supplementary Information for years ended December 31, 1996, 1997 and 1998, identified in Item 15(a), and attached immediately after the Exhibit List, are hereby filed as part of this Form 10, and consist of the following:

(i)    Independent Auditor's Report

(ii)   Consolidated Statements of Financial Condition

(iii)  Consolidated Statements of Income

(iv)   Consolidated Statements of Comprehensive Income

(v)    Consolidated Statements of Changes in Shareholders' Equity

(vi)   Consolidated Statements of Cash Flows

(vii)  Notes to Consolidated Financial Statements

The Interim Unaudited Financial Statements and Supplementary Information for the second-quarter ended June 30, 1999, included under 2B of Item 2 hereof are also filed as part of this Form 10 and consist of the following:

(i)   Consolidated Financial Statements

(ii)  Unaudited Consolidated Balance Sheets
      June 30, 1999 and December 31, 1998

(iii) Unaudited Consolidated Statements of Income
      Six months ended June 30, 1999 and 1998

(iv)  Unaudited Consolidated Statements of Comprehensive Income
      Six months ended June 30, 1999 and 1998

(v)   Unaudited Consolidated Statements of Cash Flows
      Six months ended June 30, 1999 and 1998

(vi)  Notes to Unaudited Consolidated Financial Statements

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.


Effective December 31, 1998, A. T. Williams, CPA ("Williams"), the Corporation's prior accountant, declined to stand as the Corporation's accountant because the Corporation was seeking to register its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. A copy of Williams' letter is attached to this filing as Exhibit 16. Therefore, the Board of Directors, after reviewing proposals from several accounting firms, on January 15, 1999, retained The Horne Group as the new accountant for the Corporation. The Horne Group was responsible for preparing the audited financial statements of the Corporation for the year ending December 31, 1998.

The Horne Group's reports on the financial statement of the Corporation for the year ending December 31, 1998 did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure between The Horne Group and the Corporation during the 1998 calendar year, or during any subsequent interim period during 1999.

Williams' reports on the financial statements of the Corporation for the years ending December 31, 1996 and December 31, 1997 did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure between Williams and the Corporation during the 1996 and 1997 calendar years, or during any subsequent interim period during 1998.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements filed as part of this Form 10

The following are included in Item 13 of this Form 10, and are attached immediately after the Exhibit List:

Consolidated Financial Statements and Supplementary Information for years ended December 31, 1996, 1997 and 1998, which include the following:

(i)    Independent Auditor's Report

(ii)   Consolidated Statements of Financial Condition

(iii)  Consolidated Statements of Income

(iv)   Consolidated Statements of Comprehensive Income

(v)    Consolidated Statements of Changes in Shareholders' Equity

(vi)   Consolidated Statements of Cash Flows

(vii)  Notes to Consolidated Financial Statements

Included under 2B of Item 2 are Interim Unaudited Consolidated Financial Statements and Supplementary Information for the second-quarter ended June 30, 1999, which include the following:

(i)   Unaudited Consolidated Balance Sheets
      June 30, 1999 and December 31, 1998

(ii)  Unaudited Consolidated Statements of Income
      Six months ended June 30, 1999 and 1998

(iii) Unaudited Consolidated Statements of Comprehensive Income
      Six months ended June 30, 1999 and 1998

(iv)  Unaudited Consolidated Statements of Cash Flows
      Six months ended June 30, 1999 and 1998

(v)  Notes to Unaudited Consolidated Financial Statements

(b)  Exhibits filed as part of this Form 10

The following Exhibits are hereby filed as part of this Form 10:

*3(i)   Amended Articles of Incorporation of the Corporation

*3(ii)  Amended and Restated Bylaws of the Corporation

*4 Rights Agreement between Citizens Holding Company and The Citizens Bank of Philadelphia, Mississippi

*10     Directors' Deferred Compensation Plan - Form of
        Agreement

*10(a)  Citizens Holding Company 1999 Directors' Stock
        Compensation Plan

*10(b)  Citizens Holding Company 1999 Employees' Long-Term
        Incentive Plan

 16     CPA Letter

*21     Subsidiaries of Registrant

 27     Financial Data Schedule

(c)  Financial Statement Schedules

None

* These Exhibits were previously filed with Form 10. Only Exhibit 16 and an updated Financial Data Schedule are attached hereto.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated this the 9th day of August, 1999.

                               CITIZENS HOLDING COMPANY


                          By:   /S/STEVE WEBB
                               -----------------------------------------
                               STEVE WEBB, CHAIRMAN, PRESIDENT AND CHIEF
                               EXECUTIVE OFFICER

                                 EXHIBIT INDEX


EXHIBIT NUMBER:   DESCRIPTION:
--------------    -----------

*3(i)             Amended Articles of Incorporation of the Corporation

*3(ii)            Amended and Restated Bylaws of the Corporation

*4. Rights Agreement between Citizens Holding Company and The Citizens Bank of Philadelphia, Mississippi

*10.              Directors' Deferred Compensation Plan - Form of
                  Agreement

*10(a)            Citizens Holding Company 1999 Directors' Stock
                  Compensation Plan

*10(b)            Citizens Holding Company 1999 Employees' Long-Term
                  Incentive Plan

 16.              CPA Letter

*21               Subsidiaries of Registrant

 27               Financial Data Schedule


* These Exhibits were previously filed with Form 10. Only Exhibit 16 and an updated Financial Data Schedule are attached hereto.

                                A. T. WILLIAMS
                          Certified Public Accountant
                        322 Byrd Avenue, P. O. Box 606
                       Philadelphia, Mississippi  39350
                                    ______

                                 601-656-2742
                                 FAX 656-2760

    Member                                              Member
  American Institute of                         Mississippi Society of
Certified Public Accountants                 Certified Public Accountants


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Citizens Holding Company
Philadelphia, Mississippi

I have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Holding Company and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ A. T. Williams

July 2, 1998

                           CITIZENS HOLDING COMPANY
                                AND SUBSIDIARY

                       Consolidated Financial Statements

                 Years Ended December 31, 1998, 1997 and 1996

                                   CONTENTS


--------------------------------------------------------------------------------
Independent Auditor's Report                                                  1
--------------------------------------------------------------------------------

Financial Statements

  Consolidated Balance Sheets                                                 2

  Consolidated Statements of Income                                           3

  Consolidated Statements of Comprehensive Income                             4

  Consolidated Statements of Stockholders' Equity                             5

  Consolidated Statements of Cash Flows                                       6

  Notes to Consolidated Financial Statements                             7 - 23

--------------------------------------------------------------------------------

    [LOGO]

     HORNE     Members of the American Institute of Certified Public Accountants
     C*P*A                   Mississippi Society of Certified Public Accountants
     GROUP                     Tennessee Society of Certified Public Accountants
A Professional Association         Texas Society of Certified Public Accountants



                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Citizens Holding Company
Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of Citizens Holding Company and Subsidiary at December 31, 1997 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 were audited by other auditors whose report, dated July 2, 1998, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material missstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by a management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Horne CPA Group

February 26, 1999

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                          Consolidated Balance Sheets
                          December 31, 1998 and 1997

                                                                          1998              1997
----------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                           $    15,234,594    $    10,025,883
Interest bearing deposits with other banks                              1,063,244            147,441
Federal funds sold                                                      4,500,000          5,500,000
Securities Available for Sale, at Fair Value (amortized cost
  of $90,079,947 in 1998, and $66,328,556 in 1997)                     91,538,504         67,292,272
Loans, net of allowance for loan losses of
  $2,900,000 in 1998 and $2,700,000 in1997                            208,449,416        191,604,716
Bank premises, furniture, fixtures and equipment, net                   4,433,652          4,250,819
Real estate acquired by foreclosure                                        57,094              9,920
Accrued interest receivable                                             3,697,109          3,153,868
Cash value of life insurance                                            2,516,361          2,217,613
Goodwill (net)                                                            716,862            783,870
Other assets                                                            2,024,973          1,647,599
                                                                  ----------------------------------
Total Assets                                                      $   334,231,809    $   286,634,001
                                                                  ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Non-interest bearing demand deposits                            $    37,983,554    $    35,526,426
  Interest bearing NOW and money market accounts                       68,391,505         56,904,291
  Interest bearing time deposits                                      156,760,846        139,364,724
  Interest bearing savings deposits                                    19,106,323         17,188,104
                                                                  ----------------------------------
     Total deposits                                                   282,242,228        248,983,545

Federal funds purchased                                                10,000,000                  -
Accrued interest payable                                                1,274,059          1,316,057
Income taxes payable - current                                                  -             34,029
Directors deferred compensation payable                                   718,868            630,311
Treasury tax & loan                                                       700,000            700,000
ABE loans                                                               2,416,327          2,488,319
Other Liabilities                                                         225,389            155,507
                                                                  ----------------------------------
Total Liabilities                                                     297,576,871        254,307,768
                                                                  ----------------------------------
Minority interest                                                       1,199,628          1,105,752

Stockholders' Equity
  Common stock, $1 par value, authorized
    750,000 shares; 670,750 shares issued                                 670,750            670,750
  Additional paid in capital                                            3,353,127          3,353,127
  Accumulated other comprehensive income, net of
    income taxes of $495,909 in 1998 and $327,663 in 1997                 929,885            613,392
  Retained earnings                                                    30,740,948         26,822,612
                                                                  ----------------------------------
                                                                       35,694,710         31,459,881
  Less cost of treasury stock - 9,000 shares
    in 1998 and 1997                                                     (239,400)          (239,400)
                                                                  ----------------------------------
Total Stockholders' Equity                                             35,455,310         31,220,481
                                                                  ----------------------------------
Total Liabilities and Stockholders' Equity                        $   334,231,809    $   286,634,001
                                                                  ==================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                       Consolidated Statements of Income
                 Years Ended December 31, 1998, 1997 and 1996

                                                  1998              1997              1996
---------------------------------------------------------------------------------------------
Interest Income
  Loans                                    $   18,305,619    $   17,104,693    $   15,341,060
  Investment securities
    Taxable                                     4,212,634         4,034,214         4,274,824
    Non-taxable                                   418,787           238,050           323,318
  Other                                           614,469           129,141           315,304
                                           --------------------------------------------------
     Total Interest Income                     23,551,509        21,506,098        20,254,506
                                           --------------------------------------------------

Interest Expense
  Deposits                                     10,397,077         9,659,139         8,679,540
  Other borrowed funds                            463,051               333             4,257
                                           --------------------------------------------------
     Total Interest Expense                    10,860,128         9,659,472         8,683,797
                                           --------------------------------------------------

Net Interest Income                            12,691,381        11,846,626        11,570,709

Provision for loan losses                        (846,466)         (740,309)         (790,761)
                                           --------------------------------------------------
Net interest income after provision
  for loan losses                              11,844,915        11,106,317        10,779,948
                                           --------------------------------------------------

Non-Interest Income
  Service charges on deposit accounts           2,177,631         1,933,769         1,788,211
  Other service charges and fees                  427,008           263,137           254,985
  Other income                                    716,011           793,220           642,873
                                           --------------------------------------------------
     Total Non-Interest Income                  3,320,650         2,990,126         2,686,069
                                           --------------------------------------------------

Non-Interest Expense
  Salaries and employee benefits                4,663,908         4,027,335         3,875,368
  Occupancy expense                               533,091           339,234           327,670
  Equipment expense                               693,107           626,165           514,206
  Net bond losses                                  18,941           116,859            47,382
  Earnings applicable to minority                 163,662           165,121           160,995
  Other expense                                 1,893,738         1,771,461         1,739,181
                                           --------------------------------------------------
     Total Non-Interest Expense                 7,966,447         7,046,175         6,664,801
                                           --------------------------------------------------
Income Before Income Taxes                      7,199,118         7,050,269         6,801,216

Income tax expense                              2,486,682         2,560,695         2,407,001
                                           --------------------------------------------------
     Net Income                            $    4,712,436    $    4,489,573    $    4,394,216
                                           ==================================================
Net income per share of common stock       $         1.42    $         1.36    $         1.33
                                           ==================================================
 Average shares outstanding                     3,308,750         3,308,750         3,308,750

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Comprehensive Income
                 Years Ended December 31, 1998, 1997 and 1996

                                                  1998              1997              1996
---------------------------------------------------------------------------------------------
Net Income                                 $   4,712,436     $   4,489,573      $   4,394,216

Other comprehensive income, net of tax
  Unrealized holding gains (losses)
   during period                                 297,552           418,185            (45,206)

  Less reclassification adjustment for
   gains included in net income                  (18,941)         (116,849)           (47,382)
                                           --------------------------------------------------

     Total other comprehensive income            316,493           535,034              2,176
                                           --------------------------------------------------
Comprehensive Income                       $   5,028,929     $   5,024,607      $   4,396,392
                                           ==================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1998, 1997 and 1996

                                                                    1998               1997               1996
-----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                  $   4,712,436      $   4,489,573      $   4,394,216
  Adjustments to reconcile net income to net
   cash provided by operating activities
     Depreciation                                                   450,039            402,071            366,170
     Amortization of goodwill                                        67,008             67,008             67,008
     Amortization of premiums and accretion
      of discounts on investment securities                         (46,683)          (106,504)           (72,776)
     Provision for loan losses                                      846,466            740,309            790,761
     Investment securities losses                                    18,940            116,859             47,382
     Gain on sale of land                                                 -                  -            (55,000)
     Deferred income tax benefit                                   (113,214)          (117,793)          (215,067)
     Net earnings applicable to minority interest                    93,876            142,120            135,903
     (Increase) decrease in real estate
      acquired by foreclosure                                       (47,174)           122,306             84,941
     Increase in accrued interest receivable                       (543,241)          (264,105)          (188,474)
     Increase in cash value of life insurance                      (298,748)          (309,709)          (291,856)
     Increase in other assets                                      (439,529)          (491,427)          (227,152)
     Increase (decrease) in income taxes payable                    (34,029)          (132,429)           303,308
     Increase (decrease) in accrued interest payable                (41,998)           189,296             23,641
     Increase in directors deferred compensation                     88,557             64,304             73,106
     Increase in other liabilities                                   69,882             13,275             24,273
                                                              ---------------------------------------------------
       Net Cash Provided By
        Operating Activities                                      4,782,588          4,925,154          5,260,384
                                                              ---------------------------------------------------

Cash Flows from Investing Activities
  Proceed from maturities of securities available-for-sale       18,965,865         11,911,072         20,586,470
  Proceed from sales of securities available-for-sale            11,812,981         23,211,856          5,620,828
  Purchases of investment securities                            (54,505,473)       (29,112,960)       (22,628,459)
  Proceeds from sale of land                                                                               80,000
  Purchases of bank premises, furniture, fixtures and
   equipment                                                       (632,872)          (873,137)          (457,959)
  Increase in interest bearing deposits
   with other banks                                                (915,803)          (114,017)            (6,207)
  Net (increase) decrease in federal funds sold                   1,000,000         (5,400,000)         9,350,000
  Net decrease in loans                                         (17,691,166)       (15,078,380)       (22,329,428)
                                                              ---------------------------------------------------
     Net Cash Used By Investing Activities                      (41,966,468)       (15,455,566)        (9,784,755)
                                                              ---------------------------------------------------

Cash Flows from Financing Activities
  Net increase (decrease) in federal funds purchased             10,000,000         (8,800,000)         8,800,000
  Net increase (decrease) in deposits                            33,258,683         19,540,826         (9,234,663)
  Net increase (decrease) in ABE Loans                              (71,992)           226,740          1,284,225
  Dividends paid to stockholders                                   (794,100)          (562,487)          (496,313)
  Redeemed debentures                                                     -            (32,696)           (32,695)
                                                              ---------------------------------------------------
     Net Cash Provided By Financing Activities                   42,392,591         10,372,383            320,554
                                                              ---------------------------------------------------
     Net Increase (Decrease) in Cash
      and Due from Banks                                          5,208,711           (158,029)        (4,203,817)

Cash and due from banks, beginning of year                       10,025,883         10,183,912         14,387,729
                                                              ---------------------------------------------------
Cash and due from banks, end of year                          $  15,234,594      $  10,025,883      $  10,183,912
                                                              ===================================================
Supplemental Disclosures of Cash
 Flow Information

  Cash Paid for

    Interest                                                  $  10,902,126      $   9,470,176      $   8,660,156
                                                              ===================================================
    Income taxes                                              $   2,647,655      $   2,810,917      $   2,317,212
                                                              ===================================================
Supplemental Schedule of Noncash Activities

  Unrealized gain on securities
   available for sale                                         $     494,841      $     840,556      $       3,081
                                                              ===================================================
Decrease in deferred income tax asset on
 unrealized gain on securities                                $    (168,246)     $    (285,790)     $      (1,047)
                                                              ===================================================
Minority interest on unrealized
 (gain) loss on securities                                    $     (10,102)     $     (19,732)     $         142
                                                              ===================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                 Years Ended December 31, 1998, 1997 and 1996

                                                                        ACCUMULATED
                                 NUMBER                  ADDITIONAL        OTHER
                                OF SHARES     COMMON      PAID IN      COMPREHENSIVE     RETAINED      TREASURY
                                 ISSUED        STOCK      CAPITAL          INCOME        EARNINGS        STOCK        TOTAL
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995     639,248     $ 639,248   $ 3,353,127     $  76,182     $ 19,029,125   $ (239,400)  $ 22,858,282

Net income                             -             -             -             -        4,394,216            -      4,394,216

Stock dividend                    31,502        31,502             -             -          (31,502)           -              -

Dividends paid                         -             -             -             -         (496,313)           -       (496,313)

Other comprehensive income             -             -             -         2,176                -            -          2,176
                              -------------------------------------------------------------------------------------------------
Balance, December 31, 1996       670,750       670,750     3,353,127        78,358       22,895,526     (239,400)    26,758,361

Net income                             -             -             -             -        4,489,573            -      4,489,573

Dividends paid                         -             -             -             -         (562,487)           -       (562,487)

Other comprehensive income             -             -             -       535,034                -            -        535,034
                              -------------------------------------------------------------------------------------------------
Balance, December 31, 1997       670,750       670,750     3,353,127       613,392       26,822,612     (239,400)    31,220,481

Net income                             -             -             -             -        4,712,436            -      4,712,436

Dividends paid                         -             -             -             -         (794,100)           -       (794,100)

Other comprehensive income             -             -             -       316,493                -            -        316,493
                              -------------------------------------------------------------------------------------------------
Balance, December 31, 1998       670,750     $ 670,750   $ 3,353,127     $ 929,885     $ 30,740,948   $ (239,400)  $ 35,455,310
                              =================================================================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation
-----------------------------------------

The accounting policies of Citizens Holding Company and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. At December 31, 1998, 1997 and 1996, the consolidated financial statements of Citizens Holding Company include the accounts of its 96.59% owned subsidiary, The Citizens Bank (collectively referred to as "the Company"). All significant intercompany transactions have been eliminated in consolidation.

Nature of Business
------------------

Citizens Bank operates under a state bank charter and provides general banking services. As a state bank, the bank is subject to regulations of the Mississippi Department of Banking and Consumer finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by Citizens Bank is Neshoba County, Mississippi, and the immediately surrounding areas. Services are provided at several branch offices.

Fair Value of Financial Instruments
-----------------------------------

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A portion of the Company's loan portfolio consists of loans secured by residential property in the East Central Mississippi area. The regional economy depends heavily on light industry, agriculture and the gambling industry. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Trust Assets
------------

Assets held by the trust department of The Citizens Bank in fiduciary or agency capacities are not assets of the Bank and are not included in these statements of financial condition.

Cash and Due from Banks
-----------------------

Cash and due from banks consist of cash on hand, demand deposits with banks, and time deposits maturing within three months. Cash flows from loans originated by the Bank, deposits, and federal funds purchased and sold are reported at net in the statement of cash flows.

Securities Available-for-Sale
-----------------------------

Securities available-for-sale are reported at fair value with unrealized gains and losses net of income taxes, reported as other comprehensive income. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. The bank classifies its portfolio of U.S. Treasury notes, U.S. Government and Agency securities, taxable state and municipal obligations, and mortgage-backed securities as securities available for sale.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income, using the interest method.

Loans and Allowances for Loan Losses
------------------------------------

Loans are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges. Unearned discounts on installment loans are recognized as income over the terms of the loans by a method which approximates the interest method. Unearned finance charges and interest on commercial loans are recognized based on the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and a review of specific problem loans.

The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income to charges to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The fair values of loans, as disclosed in Note 16, are estimated for portfolios of loans with similar financial characteristics. The fair values of certain mortgage loans, such as one-to-four family residential properties, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED

Bank Premises, Furniture, Fixtures, and Equipment
-------------------------------------------------

Bank premises and equipment are stated at cost less accumulated depreciation computed on the straight-line basis for buildings and on an accelerated method for fixtures and equipment.

Real Estate Acquired by Foreclosure
-----------------------------------

Real estate acquired by foreclosure consists of properties repossessed by the Company on foreclosed loans. These assets are stated at the lower of the outstanding loan amount (including accrued interest, if any) or fair value based on appraised value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses; declines in value resulting from subsequent reappraisals or losses resulting from disposition of such property are expensed.

Deposits
--------

The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, MMDA products and savings accounts are, by definition, equal to the amount payable on demand. This amount is commonly referred to as the carrying value. Fair values for certificates of deposit approximates carrying value.

Income Taxes
------------

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as described in FASB Statement No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes.

The Company and its subsidiary file a consolidated Federal income tax return. Its subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED

Net Income Per Share
--------------------

Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding was 3,308,750 for each of the years ended December 31, 1998, 1997 and 1996, respectively.

Off-Balance-Sheet Financial Instruments
---------------------------------------

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Goodwill
--------

Goodwill, which resulted from the acquisition of the Kosciusko and Scooba branches, is being amortized over an estimated useful life of fifteen years.

Investment - Insurance Company
------------------------------

The Company is accounting for its investment in New South Life Insurance Company, a 20% owned affiliate, by the equity method of accounting. The Company's share of the net income of the affiliate is recognized as income in the Company's income statement and added to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account.

The fiscal year of New South Life Insurance Company ends on November 30 and the Company follows the practice of recognizing the net income of the affiliate on that basis.

The investment, which is included in other assets, totaled $895,443 and $705,432 at December 31, 1998 and 1997, respectively. Income from the investment for the years ended December 31, 1998, 1997 and 1996 included in other income totaled $190,011, $176,114 and $142,943, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 2.  INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition and their approximate market values at December 31 were as follows:

                                                     1998
                             ---------------------------------------------------
                                              GROSS        GROSS      ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
AVAILABLE-FOR-SALE                COST        GAINS        LOSSES      VALUE
--------------------------------------------------------------------------------
U.S. Treasury Direct         $ 36,837,158  $ 1,042,087   $    110   $ 37,879,135
U.S. Agency                    15,637,483      119,048          -     15,756,531
Mortgage backed securities     23,424,118      161,449     29,365     23,556,202
State, County and Municipals   13,262,688      201,894     36,446     13,428,136
Federal Home Loan Bank Stock      918,500            -          -        918,500
                             ---------------------------------------------------
                             $ 90,079,947  $ 1,524,478   $ 65,921   $ 91,538,504
                             ===================================================


                                                     1997
                             ---------------------------------------------------
                                              GROSS        GROSS      ESTIMATED
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
AVAILABLE-FOR-SALE                COST        GAINS        LOSSES      VALUE
--------------------------------------------------------------------------------
U.S. Treasury Direct         $ 30,752,250  $   592,665   $     50   $ 31,344,865
U.S. Agency                    15,198,263       78,290     15,881     15,260,672
Mortgage backed securities     14,111,650      234,961     10,209     14,336,402
State, County and Municipals    4,755,893      105,710     21,770      4,839,833
Federal Home Loan Bank Stock    1,510,500            -          -      1,510,500
                             ---------------------------------------------------
                             $ 66,328,556  $ 1,011,626   $ 47,910   $ 67,292,272
                             ===================================================


U. S. Government and municipal securities with a carrying amount of $72,253,231 (market value $73,659,355) at December 31, 1998, and $61,301,916 (market value $61,301,916) at December 31, 1997 were pledged to secure public and trust deposits and for other purposes as required by law.

Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

                                   1998         1997        1996
-----------------------------------------------------------------
Gross realized gains         $      3,408  $    51,990   $      -
Gross realized losses             (22,349)    (168,849)   (47,382)
                             ------------------------------------
                             $    (18,941) $  (116,859)  $(47,382)
                             ====================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 2.  CONTINUED

The carrying amounts and fair values of the maturities of investment securities at December 31, 1998 were as follows:

                                     CARRYING           FAIR
                                      AMOUNT           VALUE
---------------------------------------------------------------
Due in one year or less         $   24,341,068   $   24,523,898
Due in one to five years            48,285,982       49,484,997
Due from five to ten years           9,010,667        9,106,202
Due after ten years                  8,442,230        8,423,408
                                -------------------------------
                                $   90,079,947   $   91,538,504
                                ===============================

The amortized cost and fair value of mortgaged-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


NOTE 3.  LOANS

The components of loans in the consolidated balance sheets were as follows:

                                             1998             1997
                                           CARRYING         CARRYING
                                            AMOUNT           AMOUNT
----------------------------------------------------------------------
Commercial, financial and agricultural  $  98,956,147    $  90,690,515
Real estate - construction                  6,644,663        4,533,188
Real estate - mortgage                     58,637,604       54,119,088
Consumer                                   49,733,697       47,465,549
                                        ------------------------------
                                          213,972,111      196,808,340
                                        ------------------------------
Unearned discount                          (2,622,695)      (2,503,626)
Allowance for loan losses                  (2,900,000)      (2,700,000)
                                        ------------------------------
Loans, net                              $ 208,449,416    $ 191,604,716
                                        ==============================


Changes in the reserve for possible loan losses were summarized as follows:

                                             1998             1997
----------------------------------------------------------------------
Balance at January 1                    $   2,700,000    $   2,500,000
Recoveries on loans previously charged-off    233,278          247,689
Loans charged-off                            (879,744)        (787,998)
Provision charged to expense                  846,466          740,309
                                        ------------------------------
Balance at December 31,                 $   2,900,000    $   2,700,000
                                        ==============================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 3.  CONTINUED

Loans on nonaccrual status amounted to approximately $649,353, $344,000 and $215,241 at December 31, 1998, 1997 and 1996, respectively. The effect of such loans was to reduce net income by approximately $135,049, $32,305 and $21,261 in 1998,1997 and1996, respectively. No loans have been recognized as impaired in conformity with FASB Statement 114 for 1998 and 1997.

NOTE 4.  PREMISES, FURNITURE, FIXTURES AND EQUIPMENT

Components of premises, furniture, fixtures and equipment included in the consolidated balance sheets at December 31, 1998, 1997 and 1996 were as follows:

                                             1998         1997
------------------------------------------------------------------
Cost
  Land                                  $    746,968   $   746,968
  Buildings                                5,498,898     5,357,170
  Furniture & equipment                    4,129,692     3,638,547
                                        --------------------------
     Total cost                           10,375,558     9,742,685
Less accumulated depreciation              5,941,906     5,491,866
                                        --------------------------
Bank premises, furniture, fixtures
 and equipment, net                     $  4,433,652   $ 4,250,819
                                        ==========================

Depreciation expense amounted to $450,039, $402,071 and $366,170 for the years ended December 31, 1998, 1997 and 1996, respectively.


NOTE 5.  INCOME TAXES

The consolidated provision for income taxes consisted of the following:
                                             1998         1997
------------------------------------------------------------------
Currently payable
  Federal                               $  2,370,478   $ 2,422,779
  State                                      229,418       255,709
                                        --------------------------
                                           2,599,896     2,678,488
Deferred federal (benefit)                  (113,214)     (117,793)
                                        --------------------------
     Total income tax expense           $  2,486,682   $ 2,560,695
                                        ==========================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 5.  CONTINUED

The differences between the federal statutory rate and the effective tax rates for 1998, 1997 and 1996 were as follows:

                                           1998           1997         1996
--------------------------------------------------------------------------------
Federal tax based on statutory rate    $ 2,447,700    $ 2,310,150   $ 2,218,167
State income tax                           151,416        255,708       277,195
Change due to:
  Tax exempt investment interest          (146,507)       (82,050)     (113,676)
  Minority interest                         46,424         56,141        54,738
  Other, net                               (12,351)        20,745       (29,424)
                                       ----------------------------------------
Income taxes                           $ 2,486,682    $ 2,560,695   $ 2,407,000
                                       ========================================

The net deferred tax asset at December 31 consisted of the following:


                                                          1998         1997
--------------------------------------------------------------------------------
Allowance for loan losses                             $   763,493   $   635,139
Deferred compensation liability                           244,415       214,306
Other real estate                                           7,401         5,510
Investment securities basis                              (141,037)      (94,910)
Unrealized gain or loss on available
  for sale securities                                    (495,909)     (327,663)
                                                      -------------------------
                                                      $   378,363   $   432,382
                                                      =========================

The net deferred tax assets is included in other assets. A valuation allowance was not considered necessary at December 31, 1998 and 1997.


NOTE 6.  DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $59,600,591 and $44,823,621 in 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities of time deposits are were follows:

--------------------------------------------------------------------------------
1999                                                               $ 142,285,782
2000                                                                  10,260,749
2001                                                                   4,056,182
2003                                                                     158,133
                                                                   -------------
                                                                   $ 156,760,846
                                                                   =============

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 7.  INVESTMENT IN NEW SOUTH LIFE INSURANCE COMPANY

Condensed financial information of New South Life Insurance Company as of November 30, 1998 and 1997 and for the years ended November 30, 1998, 1997 and 1996 was as follows:

                                                          1998          1997
--------------------------------------------------------------------------------
Assets
  Cash                                                $   358,153   $   254,246
  Investments                                           4,846,909     4,309,958
  Deferred acquisition costs                              781,928       556,062
  Other assets                                                835        77,334
                                                      -------------------------
    Total assets                                      $ 5,987,825   $ 5,197,600
                                                      =========================

Liabilities and Stockholders' Equity
  Unearned premium reserves                           $ 1,885,097   $ 1,916,933
  Claims liability                                        135,613       192,456
  Income taxes payable                                    139,678        84,182
  Other liabilities                                        48,617        18,366
                                                      -------------------------
                                                        2,209,005     2,211,937
                                                      -------------------------

  Common stock                                            250,000       250,000
  Preferred stock                                         400,000       400,000
  Paid-in capital                                         600,000       600,000
  Retained earnings                                     2,528,820     1,735,663
                                                      -------------------------
                                                        3,778,820     2,985,663
                                                      -------------------------
    Total liabilities and stockholders' equity        $ 5,987,825   $ 5,197,600
                                                      =========================

                                             1998         1997          1996
-------------------------------------------------------------------------------
Income
  Insurance premiums earned               $ 358,633   $ 1,402,455   $ 1,255,656
  Investment income                          69,870       227,066       201,283
                                          -------------------------------------
    Total income                            428,503     1,629,521     1,456,939
                                          -------------------------------------
Expenses
  Claims incurred                            13,030       311,134       268,177
  Commissions and service
   fees incurred                            165,619       466,469       433,156
  Other expenses                             15,266        63,999        43,774
  Income taxes                               50,436       166,300       249,124
                                          -------------------------------------
    Total expenses                          244,351     1,007,902       994,231
                                          -------------------------------------
    Net income                            $ 184,152   $   621,619   $   462,708
                                          =====================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.  SUMMARIZED FINANCIAL INFORMATION OF CITIZENS HOLDING COMPANY

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 1998, 1997 and 1996, was as follows:

                                Balance Sheets
                       December 31, 1998, 1997 and 1996


                                            1998          1997         1996
--------------------------------------------------------------------------------
Assets
  Cash                                 $    278,156   $    199,029   $   256,539
  Investment securities
   available-for-sale                     1,308,605      1,201,250     1,047,992
  Investment in bank subsidiary          33,975,863     29,882,806    25,508,774
  Other assets                               21,235         24,737        20,789
                                       -----------------------------------------
    Total assets                       $ 35,583,859   $ 31,307,822   $26,834,094
                                       =========================================
Liabilities
  Income taxes payable - current       $     50,424   $     66,820   $    23,038
  Other liabilities                          78,126         20,521        52,695
                                       -----------------------------------------
                                            128,550         87,341        75,733
                                       -----------------------------------------
Stockholders' Equity                     35,455,309     31,220,481    26,758,361
                                       -----------------------------------------
    Total liabilities and
     stockholders' equity              $ 35,583,859   $ 31,307,822   $26,834,094
                                       =========================================


                               Income Statements
                 Years Ended December 31, 1998, 1997 and 1996

                                            1998          1997         1996
--------------------------------------------------------------------------------
Interest income Assets                 $     88,827   $     81,086   $    58,500

Interest expense                              1,151            333         4,257
                                       -----------------------------------------
    Net interest income                      87,676         80,753        54,243
                                       -----------------------------------------
Other income
  Other                                     114,201         31,504        34,827
  Equity in undistributed earnings
   of subsidiary                          4,634,119      4,462,364     4,350,859
                                       -----------------------------------------
    Total other income                    4,748,320      4,493,868     4,385,686
                                       -----------------------------------------
Other expense                                77,138         18,228        22,676
                                       -----------------------------------------

  Income before income taxes              4,758,858      4,556,393     4,417,253
                                       -----------------------------------------
  Income tax benefit                         46,423         66,820        23,038
                                       -----------------------------------------
    Net income                         $  4,712,435   $  4,489,573   $ 4,394,215
                                       =========================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.  CONTINUED

                           Statements of Cash Flows
                 Years Ended December 31, 1998, 1997 and 1996

                                                 1998          1997          1996
-------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                 $ 4,712,435   $ 4,489,573    $ 4,394,215
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
    (Increase) decrease in other assets            3,502        (3,948)        18,892
    Increase (decrease) in income
     taxes payable                               (16,396)       43,782          5,594
    Increase (decrease) in other
     liabilities                                  57,605       (32,174)       (28,122)
                                             ----------------------------------------
      Net cash provided by
       operating activities                    4,757,146     4,497,233      4,390,579
                                             ----------------------------------------
Cash Flows from Investing Activities
  Increase in investment securities
   available for sale                            209,138       381,777       (137,012)
  Increase in investment in bank subsidiary   (4,093,057)   (4,374,032)    (3,668,916)
                                             ----------------------------------------
      Net cash used by
       operative activities                   (3,883,919)   (3,992,255)    (3,805,928)
                                             ----------------------------------------
Cash Flows from Financing Activities
  Dividends paid to stockholders                (794,100)     (562,488)      (496,313)
                                             ----------------------------------------
      Net increase or (decrease) in cash          79,127       (57,510)        88,338

Cash, beginning of year                          199,029       256,539        168,201
                                             ----------------------------------------
Cash, end of year                            $   278,156   $   199,029    $   256,539
                                             ========================================

NOTE 9.  LEASES

The Bank leases computer equipment and some branch facilities under operating leases. Rent expense was $43,767, $43,611 and $36,430 for 1998, 1997 and 1996,
respectively. At December 31, 1998, the future minimum lease commitments for leases which have terms in excess of 1 year are:

1999                                                                   $ 9,250

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.  RELATED PARTY TRANSACTIONS

During the ordinary course of business, the Bank has made loans to its directors and significant stockholders and their 10% or more owned businesses. As of December 31, 1998, 1997 and 1996, these loans totaled $2,412,957 and $2,254,333, respectively. During 1998, new loans to such related parties amounted to $844,720 and repayments amounted to $734,211. The Bank has received commissions related to credit life insurance for the years ending December 31, 1998, 1997 and 1996 totaling $108,382, $61,686 and $45,174, respectively.


NOTE 11.  PROFIT SHARING PLAN

The Bank has a profit sharing and savings plan in effect for substantially all full-time employees.

Under the profit sharing and savings plan, the Bank automatically contributes an amount equal to 2.7% of each participant's base salary to the plan. A participant, in addition, may elect to make contributions to the plan. The Bank matches 100% of employee contributions up to a limit of 6% of each employee's salary.

The Bank's contributions to the profit sharing plan in 1998, 1997 and 1996, respectively, totaled $238,104, $217,932 and $196,675.


NOTE 12.  CONCENTRATIONS OF CREDIT RISK

All of the Bank's loans, commitments, and letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

At times the Bank has balances in due from bank accounts in excess of federal deposit insurance limits.


NOTE 13.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. At December 31, 1998, 1997 and 1996, a summary of such commitments and contingent liabilities is as follows:

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 13.  CONTINUED

                                     1998             1997             1996
--------------------------------------------------------------------------------
Commitments to extend credit   $   20,702,966   $   16,283,342   $   11,836,931
Letters of credit                     290,025          362,000        1,134,132
                               ------------------------------------------------
                               $   20,992,991   $   16,645,342   $   12,971,063
                               ================================================

Commitments to extend credit, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately fifty-four percent of loan commitments are drawn upon by customers. When letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 1998, 1997 or 1996.


NOTE 14.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.
The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 14.  CONTINUED

The Bank's (rounded to the nearest thousand) capital amounts and ratios are also presented in the table.

                                                                                              TO BE WELL
                                                                   FOR CAPITAL          CAPITALIZED UNDER PROMPT
                                          ACTUAL                ADEQUACY PURPOSES     CORRECTIVE ACTION PROVISIONS
                                ----------------------------------------------------------------------------------
                                   AMOUNT        RATIO        AMOUNT          RATIO      AMOUNT             RATIO
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1998
  Total Capital
    (to Risk-Weighted Assets)   $ 37,606,000     18.13%     $ 16,595,000      8.0%     $ 20,744,000          10.0%
  Tier I Capital
    (to Risk-Weighted Assets)   $ 35,009,000     16.88%     $  8,297,000      4.0%     $ 12,446,000           6.0%
  Tier I Capital
    (to average Assets)         $ 35,009,000     10.61%     $ 13,204,000      4.0%     $ 16,504,000           5.0%


NOTE 15.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value estimates, methods and assumptions used by the Bank in estimating its fair value disclosures for financial instruments were:

                                          DECEMBER 31, 1998              DECEMBER 31, 1997
                                   --------------------------------------------------------------
                                        CARRYING         FAIR           CARRYING        FAIR
                                         AMOUNT          VALUE           AMOUNT         VALUE
-------------------------------------------------------------------------------------------------
Financial Assets
Cash and due from banks            $   15,234,594   $  15,234,594   $  10,025,883   $  10,025,883
Interest bearing
  deposits with banks                   1,063,244       1,063,244         147,441         147,441
Federal Funds Sold                      4,500,000       4,500,000       5,500,000       5,500,000
Securities available for sale          91,538,504      91,538,504      67,292,272      67,292,272
Loans receivable                      208,449,416     209,080,983     191,604,716     191,316,224
Accrued interest receivable             3,697,109       3,697,109       3,153,868       3,153,866
Financial Liabilities
Deposits                              282,942,228      28,942,228     249,683,545     249,683,545
Federal funds purchased                10,000,000      10,000,000               -               -
ABE loans                               2,416,327       2,416,327       2,488,319       2,488,319
Off Balance Sheet
  Instruments
Commitments to extend credit                                    -                               -
Letters of Credit                                           2,900                           3,620

CASH AND DUE FROM BANKS: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 15.  CONTINUED

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

DEPOSIT LIABILITIES: The fair values for demand deposits, NOW and money market accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

LONG-TERM BORROWINGS: The fair values of the Bank's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

SHORT-TERM BORROWINGS: The carrying amounts of other borrowed funds approximate their fair values.

OFF-BALANCE SHEET INSTRUMENTS: The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements.


NOTE 16.  YEAR 2000 ISSUE

The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing an implementation plan to resolve the Issue.

The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail or miscalculate. The Company is heavily dependent on computer processing that is date-sensitive in the conduct of its business activities.

Based on the review of the computer systems, management does not believe the cost of remediation will be material to the Company's financial statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1998, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 17.  COMMON STOCK SPLIT

On January 1, 1999, the Company reduced the par value of its common stock from $1 per share to $.20 per share and issued the 2,647,000 additional shares necessary to effect a 5-for-1 common stock split. The earnings per common share for the years ended December 31, 1998, 1997 and 1996 have been retroactively adjusted for this split as if it occurred on January 1, 1996.


NOTE 18.  NEW ACCOUNTING PRONOUNCEMENT ADOPTED

The Financial Accounting Standards Board issued Statement No. 130 which requires the reporting and display of comprehensive income and its components in the financial statements. The statement requires that an enterprise (1) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company adopted Statement No. 130 during the current year.